UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12
INGERSOLL RAND INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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525 Harbor Place Drive, Suite 600
Davidson, North Carolina 28036
April 29, 2022
Dear Stockholders:
You are cordially invited to attend the 2022 Annual Meeting of Stockholders of Ingersoll Rand Inc. (the “Annual Meeting”) to be held on Thursday, June 16, 2022 at 10:30 a.m., Eastern Daylight Time. The Annual Meeting will be held in a virtual meeting format only and will be conducted via live audio webcast. You will be able to attend the Annual Meeting, vote your shares electronically and submit your questions during the meeting via live audio webcast by visiting www.virtualshareholdermeeting.com/IR2022. To participate in the meeting, you must have your sixteen-digit control number that is shown on your Notice of Internet Availability of Proxy Materials or on your proxy card if you elected to receive proxy materials by mail. You will not be able to attend the Annual Meeting in person.
Please submit your proxy to have your shares voted promptly, whether or not you plan to attend the Annual Meeting. You may submit your proxy over the Internet, as well as by telephone or by mail. Please review the instructions on the proxy or voting instruction card regarding each of these voting options.
As permitted by the rules of the Securities and Exchange Commission, we are also pleased to be furnishing our proxy materials to stockholders primarily over the Internet. We believe this process expedites stockholders’ receipt of the materials, lowers the costs of the Annual Meeting and conserves natural resources. We sent a Notice of Internet Availability of Proxy Materials on or about April 29, 2022 to our stockholders of record at the close of business on April 20, 2022. The notice contains instructions on how to access our Proxy Statement and 2021 Annual Report and vote online. If you would like to receive a printed copy of our proxy materials from us instead of downloading a printable version from the Internet, please follow the instructions for requesting such materials included in the notice.
Thank you for your continued support of Ingersoll Rand Inc.
Sincerely,
Vicente Reynal

Chief Executive Officer, President and Chairman of the Board of Directors

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS OF INGERSOLL RAND INC.
Date	Thursday, June 16, 2022
Time	10:30 a.m. Eastern Daylight Time
Virtual Meeting Information
You can attend the Annual Meeting online, vote your shares electronically and submit your questions during the Annual Meeting, by visiting www.virtualshareholdermeeting.com/IR2022. You will need to have your 16-Digit Control Number included on your Notice or your proxy card (if you received a printed copy of the proxy materials) to join the Annual Meeting.

Record date/Stockholder List
April 20, 2022. Only stockholders of record at the close of business on April 20, 2022, are entitled to notice of, and to vote at, the Annual Meeting. Each stockholder of record is entitled to one vote for each share of common stock held at that time. A list of these stockholders will be open for examination by any stockholder for any purpose germane to the Annual Meeting during the 2022 Annual Meeting, at www.virtualshareholdermeeting.com/IR2022 when you enter your 16-Digit Control Number and such list will be available during business hours at the Company’s corporate headquarters for the ten days preceding the Annual Meeting.

Items of business
(1) To elect the eight directors named in this Proxy Statement and nominated by our board of directors to serve until the 2023 Annual Meeting of Stockholders or until their respective successors are duly elected and qualified.

(2) To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2022.
(3) To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
You have three options for submitting your proxy before the Annual Meeting to have your shares voted at the Annual Meeting:
•	Internet, through computer or mobile device such as a tablet or smartphone;
•	Telephone; or
•	Mail.
Please submit your proxy as soon as possible to record your vote promptly, even if you plan to attend the Annual Meeting via the Internet.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on Thursday, June 16, 2022: The Proxy Statement and 2021 Annual Report to Stockholders, which includes the Annual Report on Form 10-K for the year ended December 31, 2021, are available at www.proxyvote.com. In addition, a list of the stockholders entitled to vote at the Annual Meeting will be open for examination electronically by any stockholder for any purpose germane to the Annual Meeting electronically during the 2022 Annual Meeting, at www.virtualshareholdermeeting.com/IR2022 when you enter your 16-Digit Control Number.
By Order of the Board of Directors,

Andrew Schiesl
Corporate Secretary
April 29, 2022
Davidson, North Carolina

Web links throughout this document are provided for convenience only, and the content on the referenced websites does not constitute a part of this Proxy Statement.

525 Harbor Place Drive, Suite 600
Davidson, North Carolina 28036
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 16, 2022
GENERAL INFORMATION
Why am I being provided with these materials?
We first sent a Notice of Internet Availability of Proxy Materials and made these proxy materials available to you via the Internet on or about April 29, 2022 or, upon your request, have delivered printed versions of these proxy materials to you by mail in connection with the solicitation by the Board of Directors (the “Board” or “Board of Directors”) of Ingersoll Rand Inc. (the “Company”) of proxies to be voted at our Annual Meeting of Stockholders to be held on June 16, 2022 (“Annual Meeting”), and at any postponements or adjournments of the Annual Meeting. Directors, officers and other Company employees also may solicit proxies by telephone or otherwise. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses. The Annual Meeting will be a virtual meeting of stockholders. You will be able to attend the Annual Meeting, vote your shares electronically and submit your questions during the meeting via live audio webcast by visiting www.virtualshareholdermeeting.com/IR2022. To participate in the meeting, you must have your 16-Digit Control Number included in the Notice, or if you received a printed copy of the proxy materials, in your proxy card or the instructions that accompanied your proxy materials. You will not be able to attend the Annual Meeting in person.
What am I voting on?
There are two proposals scheduled to be voted on at the Annual Meeting:
•	Proposal No. 1: The election of eight director nominees listed herein (the “Director Election Proposal”).
•	Proposal No. 2: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2022 (the “Ratification Proposal”).
Who is entitled to vote?
Stockholders as of the close of business on April 20, 2022 (the “Record Date”) may vote at the Annual Meeting. As of that date, there were 406,123,328 shares of common stock outstanding. You have one vote for each share of common stock held by you as of the Record Date, including shares:
•	Held directly in your name as “stockholder of record” (also referred to as “registered stockholder”);
•
Held for you in an account with a broker, bank or other nominee (shares held in “street name”). Street name holders generally cannot vote their shares directly and instead must instruct the brokerage firm, bank or nominee how to vote their shares; and

•	Held for you by us as restricted shares (whether vested or non-vested) under any of our stock incentive plans.
What constitutes a quorum?
The holders of record of a majority of the voting power of the issued and outstanding shares of capital stock entitled to vote at the Annual Meeting must be present in person or represented by proxy to constitute a quorum for the Annual Meeting. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Shares represented by “broker non-votes” that are present and entitled to vote at the Annual Meeting also are counted for purposes of determining a quorum. However, as described below under “How are votes counted?”, if you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a “broker non-vote”).
What is a “broker non-vote”?
A broker non-vote occurs when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the stockholder who beneficially owns the shares, (2) the broker lacks the authority to vote the shares at his/her discretion and (3) there is at least one other proposal on the ballot with respect to which the broker has authority to vote the shares at his/her discretion. Under current New York Stock Exchange interpretations that govern broker non-votes, the Director Election Proposal is considered a non-discretionary matter and a broker will lack the authority to vote shares at his/her discretion on such proposal. The Ratification Proposal, however, is considered a discretionary or “routine” matter and therefore, a broker may exercise his/her discretion to vote for or against that proposal in the absence of your instructions.
How many votes are required to approve each proposal?
With respect to the Director Election Proposal, each director nominee is elected at the Annual Meeting by a “majority vote” standard in uncontested elections, which means that for each of the director nominees, the number of shares voted “FOR” must exceed the total number of shares voted “AGAINST” such nominee for director in order to be elected (with “abstentions” and “broker non-votes” not counted as votes cast either “FOR” or “AGAINST” that director’s election). There is no cumulative voting. Any incumbent director nominee who fails to receive a majority of the votes cast in an uncontested election shall offer to tender his or her resignation to the Board in accordance with the policies and procedures adopted by the Board from time to time. In accordance with such policies and procedures, the Nominating and Corporate Governance Committee, or such other committee designated by the Board, will make a recommendation to the Board on whether to accept or reject such resignation, or whether other action should be taken, and the Board will act taking into account the Nominating and Corporate Governance Committee’s or such other committee’s recommendation and publicly disclose its decision within ninety (90) days from the date of the certification of the election results.
With respect to the Ratification Proposal, approval requires the affirmative vote of the holders of a majority of the voting power of the shares of stock present in person or represented by proxy and entitled to vote on the proposal, which means that the number of shares voted “FOR” the Ratification Proposal must exceed the total number of shares voted “AGAINST” or “ABSTAIN” at the Annual Meeting.
How are votes counted?
With respect to the Director Election Proposal, you may vote “FOR”, “AGAINST” or “ABSTAIN” with respect to each nominee. Abstentions and broker non-votes will have no effect on the outcome of the Director Election Proposal.
With respect to the Ratification Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will be counted as a vote “AGAINST” the Ratification Proposal. There are no broker non-votes with respect to the Ratification Proposal as brokers are permitted to exercise discretion to vote uninstructed shares on this proposal.
If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee listed herein and “FOR” the Ratification Proposal as recommended by the Board and in accordance with the discretion of the holders of the proxy with respect to any other matters that may be voted upon.
Who will count the vote?
Representatives of Broadridge Investor Communications Services (“Broadridge”) will tabulate the votes, and representatives of Broadridge will act as inspectors of election.

How does the Board recommend that I vote?
Our Board recommends that you vote your shares:
•	“FOR” each of the nominees to the Board set forth in the Director Election Proposal; and
•	“FOR” the Ratification Proposal.
How can I attend and vote at the virtual Annual Meeting?
Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/IR2022. If you were a stockholder as of the Record Date, you can vote electronically if you attend the Annual Meeting via the Internet. A summary of the information you need to attend the Annual Meeting via the Internet is provided below:
•	Instructions on how to attend and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/IR2022;
•	Assistance with questions regarding how to attend and participate via the Internet will be provided at www.virtualshareholdermeeting.com/IR2022 on the day of the Annual Meeting;
•	Technical support and assistance will be provided at www.virtualshareholdermeeting.com/IR2022 on the day of the Annual Meeting and during the Annual Meeting;
•	Stockholders may vote and submit questions while attending the Annual Meeting via the Internet;
•	You will need your 16-Digit Control Number to enter the Annual Meeting; and
•	Webcast replay of the Annual Meeting will be available in the Investors section of our website after the meeting.
Will I be able to participate in the virtual Annual Meeting on the same basis I would be able to participate in a live annual meeting?
In light of the public health concerns due to the evolving COVID-19 pandemic and to support the health and well-being of our stockholders and associates, the Annual Meeting will be held in a virtual meeting format only and will be conducted via live audio webcast. The online meeting format for the Annual Meeting will enable full and equal participation by all our stockholders from any place in the world at little to no cost.
We designed the format of the virtual Annual Meeting to ensure that our stockholders who attend our Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting and to enhance stockholder access, participation and communication through online tools. We will take the following steps to ensure such an experience:
•	Providing stockholders with the ability to submit appropriate questions real-time via the meeting website, limiting questions to one per stockholder unless time otherwise permits; and
•	Answering as many questions submitted in accordance with the meeting rules of conduct as possible in the time allotted for the meeting without discrimination.
How can I vote my shares without attending the Annual Meeting?
If you are a stockholder of record, you may have your shares voted by granting a proxy. Specifically, you may submit your proxy:
•
By Internet-If you have Internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 16-Digit Control Number included on your Notice or your proxy card in order to vote by Internet.

•
By Telephone-If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 16-Digit Control Number included on your Notice or your proxy card in order to vote by telephone.

•	By Mail-You may submit your proxy by mail by requesting a proxy card from us, indicating your vote by completing, signing and dating the card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney or officer of a corporation), indicate your name and title or capacity.
If you hold your shares in street name, you may also submit voting instructions to your broker, bank or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail. Please refer to information from your bank, broker, or other nominee on how to submit voting instructions.
Internet and telephone voting facilities will close at 11:59 p.m., Eastern Daylight Time on June 15, 2022 for the voting of shares held by stockholders of record or held in street name.
Mailed proxy cards with respect to shares held of record or in street name must be received no later than June 15, 2022.
How can I vote the shares I hold through an employee savings plan?
If you participate in the Ingersoll Rand Retirement Savings Plan, you may give voting instructions to the plan trustee with respect to the shares of our common stock that are associated with your plan account by completing the voting instruction card or email notice you receive. The plan trustee will follow your voting instructions unless it determines that to do so would be contrary to law. If you do not provide voting instructions, the plan trustee will act in accordance with the employee benefit plan documents. In general, the plan documents specify that the trustee will vote the shares for which it does not receive instructions in the same proportion that it votes shares for which it received timely instructions, unless it determines that to do so would be contrary to law.
You may revoke previously given instructions by following the instructions provided by the trustee.
The deadline to submit your instructions to the trustee if you hold shares through the Ingersoll Rand Retirement Savings Plan is 11:59 p.m., Eastern Daylight Time on June 13, 2022.
What does it mean if I receive more than one Notice on or about the same time?
It generally means you hold shares registered in more than one account. To ensure that all your shares are voted, please sign and return each proxy card or, if you vote by Internet or telephone, vote once for each Notice you receive.
May I change my vote or revoke my proxy?
You may change your vote and revoke your proxy at any time prior to the vote at the Annual Meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (and until the applicable deadline for each method), by providing a written notice of revocation to the Company’s Corporate Secretary at Ingersoll Rand Inc., 525 Harbor Place Drive, Suite 600, Davidson, North Carolina 28036 prior to your shares being voted, or by attending the Annual Meeting via the Internet and voting. Attendance at the meeting via the Internet will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee following the instructions it has provided.
Could other matters be decided at the Annual Meeting?
At the date this Proxy Statement went to press, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.
If other matters are properly presented at the Annual Meeting for consideration and you are a stockholder of record and have submitted a proxy card, the persons named in your proxy card will have the discretion to vote on those matters for you.
Who will pay for the cost of this proxy solicitation?
We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by directors, officers or employees (for no additional compensation) in person or by telephone, electronic transmission and facsimile transmission. Brokers and other nominees will be requested to solicit proxies or authorizations from beneficial owners and will be reimbursed for their reasonable expenses.

PROPOSAL NO. 1- ELECTION OF DIRECTORS
Upon the recommendation of the Nominating and Corporate Governance Committee, the full Board of Directors has considered and nominated the following slate of nominees to stand for re-election for a one-year term expiring at the 2023 Annual Meeting of Stockholders or until his or her successor is duly elected and qualified:
Name	Age	Position
Vicente Reynal	47	Chief Executive Officer, President and Chairman of the Board of Directors
William P. Donnelly	60	Lead Director
Kirk E. Arnold	62	Director
Elizabeth Centoni	57	Director
Gary D. Forsee	72	Director
John Humphrey	56	Director
Marc E. Jones	63	Director
Tony L. White	75	Director
The biographies and qualifications of the eight director nominees in this Proposal No. 1 are set forth below under the heading “Director Biographies and Qualifications.”
YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE
ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE.

Director Biographies and Qualifications
The following information describes the offices held, other business directorships and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the director nominee should serve as a director. Beneficial ownership of equity securities of each director nominee is shown in the section titled “Ownership of Securities.”
Name	Age	Principal Occupation and Other Information
Vicente Reynal	47
Vicente Reynal has served as our chief executive officer, president and member of our Board of Directors since January 2016. Mr. Reynal was appointed chairman of our Board of Directors in November 2021. Mr. Reynal is responsible for leading the Company and driving its overall growth and profitability as a global supplier of innovative and application-critical flow control products, services and solutions. Mr. Reynal joined Gardner Denver in May 2015 as the president of our Industrials segment. Before joining Gardner Denver, Mr. Reynal spent 11 years at Danaher Corporation, a designer and manufacturer of professional, medical, industrial and commercial products and services, where he served in a progression of senior leadership roles. Prior to joining Danaher, Mr. Reynal served in various operational and executive roles at Thermo Fisher Scientific and AlliedSignal Corp. (which merged with Honeywell, Inc. to become Honeywell International, Inc. in 1999). Mr. Reynal holds a bachelor of science degree in Mechanical Engineering from Georgia Institute of Technology and master of science degrees in both mechanical engineering and technology & policy from Massachusetts Institute of Technology.

Mr. Reynal has 24 years of experience in corporate strategy, new product development, general management processes and operations leadership with companies in the industrial, energy and medical industries.

William P. Donnelly	60
William P. Donnelly has been a member of our Board of Directors since May 2017 and was appointed Lead Director in November 2021. Mr. Donnelly joined Mettler-Toledo International Inc. in 1997 and from 2014 until his retirement in December, 2018, was its executive vice president responsible for finance, investor relations, supply chain and information technology. From 1997 to 2002 and from 2004 to 2014, Mr. Donnelly served as Mettler-Toledo’s chief financial officer. From 2002 to 2004, he served as division head of Mettler-Toledo’s product inspection and certain lab businesses. From 1993 to 1997, Mr. Donnelly served in various senior financial roles, including chief financial officer, of Elsag Bailey Process Automation, NV and prior to that, he was an auditor with PricewaterhouseCoopers LLP from 1983 to 1993. Mr. Donnelly received a bachelor of science in business administration from John Carroll University.

		Mr. Donnelly has many years of experience with publicly held company industrial and life science companies, including as chief financial officer and with leadership roles in strategy and operations.

Kirk E. Arnold	62
Kirk E. Arnold joined our Board of Directors upon completion of the Merger (as defined under “The Board of Directors and Certain Governance Matters―Merger”). She is currently an executive in residence at General Catalyst Ventures, where she works with management teams to help scale and drive growth by providing mentorship, operational and strategic support. She was previously chief executive officer of Data Intensity, a cloud based data, applications and analytics managed service provider from 2013 to 2017. Prior to that, Ms. Arnold was chief operating officer of Avid, a technology provider

Name	Age	Principal Occupation and Other Information

in the media industry, and chief executive officer and president of Keane, Inc., then a publicly traded global services provider. She has also held senior leadership roles at Computer Sciences Corp., Fidelity Investments and IBM. In addition, she was founder and chief executive officer of NerveWire, a management consulting and systems integration provider.

Ms. Arnold currently serves on the boards of directors of Trane Technologies, Thomson Reuters, and Epiphany Technology Acquisition Corp. and formerly served on the board of directors of EnerNoc, Inc. Ms. Arnold received a bachelor’s degree from Dartmouth College.

Elizabeth Centoni	57
Elizabeth Centoni has been a member of our Board of Directors since December 2018. Ms. Centoni joined Cisco Systems, Inc., an internet technology company, in 2000, and since March 2021 has been Cisco’s EVP, chief strategy officer and general manager, Applications. Prior to that, Ms. Centoni has been senior vice president, general manager of Cisco’s IoT, Cloud and Compute Business Group. In addition, Ms. Centoni served in numerous engineering senior leadership roles at Cisco, including vice president, Engineering Strategy and Portfolio Planning and vice president, general manager of the Service Provider Access Group. Ms. Centoni sits on the Supervisory Board of Mercedes-Benz AG. Ms. Centoni holds a bachelor of science in chemistry from the University of Mumbai and a master of business administration in marketing from the University of San Francisco.

		Ms. Centoni has significant experience in senior leadership roles at a publicly held technology company.

Gary D. Forsee	72
Gary D. Forsee joined our Board of Directors upon completion of the Merger. He served as president of the four-campus University of Missouri System from 2008 to 2011. He previously served as chairman of the board (from 2006 to 2007) and chief executive officer (from 2005 to 2007) of Sprint Nextel Corporation, and chairman of the board and chief executive officer of Sprint Corporation, a global telecommunications company located in Kansas City, Missouri, from 2003 to 2005. Mr. Forsee currently serves on the board of directors of Trane Technologies. Mr. Forsee previously served on the boards of Evergy, Inc., an investor-owned utility providing energy to customers in Kansas and Missouri, Great Plains Energy and KCP&L, which merged with Westar Energy to form Evergy, Inc., and DST Systems, Inc., an IT service management company. Mr. Forsee received his bachelor of science in engineering and an honorary engineering and doctorate from the Missouri University of Science and Technology (f/k/a University of Missouri-Rolla).

In addition to his broad operational and financial expertise, Mr. Forsee’s experience as chairman and chief executive officer with the third largest U.S. firm in the global telecommunications industry offers a deep understanding of the challenges and opportunities within markets experiencing significant technology-driven change.

John Humphrey	56
John Humphrey has been a member of our Board of Directors since February 2018. In 2017, Mr. Humphrey retired from Roper Technologies, a company that designs and develops software and engineered products and solutions for healthcare, transportation, food, energy, water, education and other niche markets worldwide. At Roper, he served from 2011 to 2017, as executive vice president and chief financial officer, and from 2006 to 2011, as

Name	Age	Principal Occupation and Other Information

vice president and chief financial officer. Prior to joining Roper, Mr. Humphrey spent 12 years with Honeywell International, Inc. and its predecessor company, AlliedSignal, in a variety of financial leadership positions.

Mr. Humphrey’s earlier career included six years with Detroit Diesel Corporation, a manufacturer of heavy-duty engines, in a variety of engineering and manufacturing management positions. He is a member of the board of directors of EnPro Industries, Inc. and O-I Glass, Inc. Mr. Humphrey received a bachelor of science degree in industrial engineering from Purdue University and an master of business administration from the University of Michigan. Mr. Humphrey has many years of experience at manufacturing companies, including experience as the chief financial officer and board member of a publicly held company.

Marc E. Jones	63
Marc E. Jones has been a member of our Board of Directors since December 2018. Mr. Jones has served as chief executive officer and chairman of Aeris Communications, Inc., a provider of machine to machine and Internet of Things communications services, since 2008. Before joining Aeris Communications, he served as president and chief executive officer of Visionael Corporation, a network service business software and service provider, from 1998 to 2005, president and chief operating officer of Madge Networks, a supplier of networking hardware, from 1994 to 1998, senior vice president, Integrated System Products of Chips and Technologies, Inc., one of the first fabless semiconductor companies, from 1987 to 1993, and senior vice president, Corporate Finance of LF Rothschild, Unterberg, Towbin, a merchant and investment banking firm, from 1985 to 1987. Mr. Jones currently serves as vice chair of the board of directors of Stanford Health Care.

Mr. Jones began his career at the law firm Pillsbury, Madison & Sutro. Mr. Jones currently serves on the board of trustees of Stanford University and as the Chair of the Board of Stanford Healthcare. Mr. Jones holds both a bachelor of arts in political science and a juris doctor from Stanford University. Mr. Jones has held senior leadership roles, including chief executive officer, at several technology companies and also has experience in senior financial leadership roles and a background in law.

Tony L. White	75
Tony L. White joined our Board of Directors upon completion of the Merger. He served as chairman of the board, president and chief executive officer of Applied Biosystems, Inc. (formerly Applera Corporation), a developer, manufacturer and marketer of life science systems and genomic information products, from September 1995 until his retirement in November 2007. Mr. White currently serves on the boards of directors of Trane and CVS Health Corp, a provider of health care services and formerly served on the board of directors of C.R. Bard, Inc., a company that designs, manufactures and sells medical, diagnostic and patient care devices. Mr. White received a bachelor of arts degree from Western Carolina University.

Mr. White’s extensive management experience, including 13 years as chairman and chief executive officer of an advanced-technology life sciences firm, provides substantial expertise and guidance across all aspects of the Company’s operational and financial affairs.

PROPOSAL NO. 2-RATIFICATION OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
The Audit Committee has selected Deloitte & Touche LLP to serve as our independent registered public accounting firm for 2022.
Although ratification is not required by our Second Amended and Restated Bylaws (the “Bylaws”) or otherwise, the Board is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification because we value our stockholders’ views on the Company’s independent registered public accounting firm. If our stockholders fail to ratify the selection, it will be considered as notice to the Board and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They also will have the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.
The shares represented by your proxy will be voted for the ratification of the selection of Deloitte & Touche LLP unless you specify otherwise.
Audit and Non-Audit Fees
In connection with the audit of the 2021 financial statements, we entered into an agreement with Deloitte & Touche LLP which set forth the terms by which Deloitte & Touche LLP would perform audit services for the Company.
The following table sets forth the aggregate fees for professional services provided by Deloitte & Touche LLP for the audit of our financial statements for the fiscal years ended December 31, 2021 and 2020 and fees billed for other services rendered by Deloitte & Touche LLP for those periods, all of which were approved by the Audit Committee.
	For the Years Ended December 31, (in thousands)
	2021	2020
Fees:
Audit fees(1)	$9.088	$8,510
Audit Related fees(2)	$3,458	5,462
Tax fees(3)	$9,357	6,764
All other fees(4)	—	3,100
Total	$21,903	$23,836
(1)	Audit fees include fees for the annual integrated audit, quarterly reviews, non-U.S. statutory audits and Specialty Vehicle Technologies segment carve-out audits.
(2)	Audit related fees include fees primarily for business due diligence services related to various acquisitions.
(3)
Tax fees primarily consist of fees for tax advisory services related to acquisitions and restructurings, but also include fees for income tax, transfer pricing and other required tax filings in non-US jurisdictions.

(4)
All other fees in 2020 include advisory services rendered in connection with the merger of Gardner Denver Holdings, Inc with Ingersoll-Rand plc’s Industrials business segment in an all-stock, Reverse Morris Trust transaction (the “Merger”). Immediately following the Merger, we changed our named from Gardner Denver Holdings, Inc. to Ingersoll Rand Inc. and changed our ticker symbol from “GDI” to “IR.” References herein to “Gardner Denver” are to the Company prior to the Merger.

The Audit Committee pre-approved all the services included in this table. The Audit Committee of the Board considered whether providing the non-audit services included in this table was compatible with maintaining Deloitte & Touche LLP’s independence and concluded that it was.
Consistent with SEC policies regarding auditor independence and our Audit Committee’s charter, the Audit Committee has responsibility for engaging, setting compensation for and reviewing the performance of the independent registered public accounting firm. In exercising this responsibility, the Audit Committee has established procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm and pre-approves all audit and permitted non-audit services provided by any independent registered public accounting firm prior to each engagement.
YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE
RATIFICATION OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM FOR 2022.

THE BOARD OF DIRECTORS AND CERTAIN GOVERNANCE MATTERS
Our Board manages or directs the business and affairs of the Company, as provided by Delaware law, and conducts its business through meetings of the Board and four standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Sustainability Committee.
Our Board evaluates the Company’s corporate governance policies on an ongoing basis with a view towards maintaining the best corporate governance practices in the context of the Company’s current business environment and aligning our governance practices closely with the interests of our stockholders.
Recent Governance Enhancements
In order to better align our corporate governance with best practices and expand the rights of our stockholders, in 2021 we implemented certain governance enhancements.
Following stockholder approval, we declassified our Board, implemented a majority voting standard in the election of directors, and replaced the supermajority voting requirements in our Certificate of Incorporation and Bylaws with a majority voting standard in order to give our stockholders a more meaningful vote in various corporate matters.
Additionally, the Board recently approved revisions to the Company’s Corporate Governance Guidelines creating a role of Lead Director of the Board. The Lead Director is elected by a plurality vote of the independent directors, or via unanimous vote of the independent directors if via written consent action, and serves until the Board meeting immediately following the third anniversary of appointment, provided, however, the Board may extend such term by any length up to the fifth anniversary of the Board meeting immediately following the appointment. The creation of the Lead Director role reflects the Company’s continued commitment to enhanced corporate governance best practices. The duties and responsibilities of the Lead Director are set forth in the Company’s Corporate Governance Guidelines which is available on our website at www.irco.com under “Investors: Governance: Governance Documents & Charters: Corporate Governance Guidelines.”
Recognizing the importance of sustainability to our Company and to our world, we established a new Sustainability Committee of our Board in October, 2021, focused on overseeing and advising the Board on the Company’s sustainability strategies and initiatives, including reviewing the overall sustainability, corporate social responsibility, and diversity, equity and inclusion strategies, initiatives and goals. We felt that a separate committee focused on these critical topics provides greater oversight and attention than simply having these matters addressed by an existing Board committee.
Our Board and management value the perspective of our stockholders and encourage stockholders to communicate with the Board as described under “―Communications with the Board” below.
Communications with the Board
As described in our Corporate Governance Guidelines, stockholders and other interested parties who wish to communicate with a member or members of the Board, including the chairperson of the Audit, Compensation, Sustainability or Nominating and Corporate Governance Committee or the non-management or independent directors as a group, may do so by addressing such communications or concerns to the Secretary of the Company, 525 Harbor Place Drive, Suite 600, Davidson, North Carolina 28036.
Director Independence and Independence Determinations
Under our Corporate Governance Guidelines and New York Stock Exchange (“NYSE”) rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with the Company or any of its subsidiaries.
Our Corporate Governance Guidelines define independence in accordance with the independence definition in the current NYSE corporate governance rules for listed companies. Our Corporate Governance Guidelines require our Board of Directors to review the independence of all directors at least annually.
In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the objective tests set forth in the NYSE independence definition, our Board of Directors will determine, considering all relevant facts and circumstances, whether such relationship is material.

Our Board of Directors has determined that each of Kirk E. Arnold, Elizabeth Centoni, William P. Donnelly, Gary D. Forsee, John Humphrey, Marc E. Jones and Tony L. White is independent under the guidelines for director independence set forth in the Corporate Governance Guidelines and under all applicable NYSE guidelines, including with respect to committee membership.
Our Board also has determined that each of Messrs. Donnelly, Forsee and Humphrey is “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that each of Messrs. Donnelly and Jones and Ms. Arnold is “independent” for purposes of Section 10C(a)(3) of the Exchange Act.
In sum, seven out of the eight current members of our Board of Directors have been determined to be independent and includes each director other than Mr. Reynal, our Chief Executive Officer.
Annual Independent Board Assessment
Each year, our Board of Directors and each of its committees conducts an assessment of its performance. This assessment is overseen and facilitated by an independent firm. This independent firm conducts the assessment through a survey process and communicates the results with our Board chair and the chair of each of the committees. The results are then discussed with the full Board of Directors and, if needed, actions are formulated and executed that address any areas of opportunity identified through the assessment.
Incumbent Director Qualifications
In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to our Company during their respective term, including the number of meetings attended, level of participation, quality of performance and any relationships and transactions that might impair such directors’ independence. In addition, pursuant to our Corporate Governance Guidelines, no person shall be nominated by the Board to serve as a director after he or she has passed his or her 75th birthday, unless the Board has voted to waive the mandatory retirement age for such director at the time of nomination.
Board Structure
Our Board of Directors is led by Mr. Reynal, our Chairman, and Mr. Donnelly our Lead Director. Mr. Reynal serves in a combined role of Chief Executive Officer and Chairman, which provides the significant advantages of our Chairman having extensive experience with the business and ongoing executive responsibility for the Company. We believe these advantages bolster the Company’s ability to execute on its strategic imperatives and deliver stockholder value. Consistent with best governance practices, we created the new Lead Director role to work closely with our Chairman. This role is held by Mr. Donnelly and is designed to help coordinate the efforts of the independent and non-management directors to ensure objective judgment with respect to sensitive issues involving the management of the Company and, in particular, the performance of senior management.
We believe that the combined role of Chief Executive Officer and Chairman, together with our Lead Director role and the other elements of our corporate governance structure, strikes an appropriate balance between strong and consistent leadership and independent and effective oversight of our business and affairs that enables appropriate corporate governance. The Board believes that a combined Chairman and Chief Executive role allows the Company to effectively convey its business strategy and core values to shareholders, customers, colleagues, regulators and the public in a single, consistent voice. The Board also recognizes the necessity of having a strong Lead Director with a clearly defined role and set of responsibilities where the Chairman is not independent. Their leadership is supplemented by engaged and expert committee chairs along with independent-minded, skilled and committed directors.
Our Board does not currently have a policy as to whether the role of Chairman and the Chief Executive Officer should be separate and believes that the Company and its stockholders are best served by maintaining the flexibility to determine whether the Chairman and Chief Executive Officer positions should be separated or combined at a given point in time in order to provide appropriate leadership for us at that time given the then-current circumstances. Our Corporate Governance Guidelines provide that, in order to maintain the independent integrity of our Board, if the Chairman of the Board is not an independent director, the Board may appoint an independent director as Lead Director. See “Recent Governance Enhancements” above for further discussion of the Lead Director role.

We believe that strong independent leadership is essential for our Board to effectively perform its primary oversight functions. We also believe it is critically important for our Board to retain flexibility to determine its leadership structure based on the particular composition of the Board, the individuals serving in leadership positions, the needs and opportunities of the Company as they change over time.
Board Committees and Meetings
The following table summarizes the current membership of each of the Board’s Committees.
	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Sustainability Committee
Kirk E. Arnold		X, Chair		X
Elizabeth Centoni			X
William P. Donnelly	X, Chair	X
Gary D. Forsee	X			X
John Humphrey	X		X, Chair
Marc E. Jones		X		X, Chair
Tony L. White			X
Number of meetings held in 2021	6	4	4	1
All directors are expected to make every effort to attend all meetings of the Board, meetings of the committees of which they are members and the annual meeting of stockholders. During 2021, the Board held eight meetings and acted seven times by unanimous written consent. No member of the Board attended fewer than 75% (which is the minimum required attendance) of the aggregate of the total number of meetings of the Board (held during the period for which he or she was a director) and the total number of meetings held by all committees of the Board on which such director served (held during the period that such director served). All eight current directors serving at the time of last year’s annual meeting attended last year’s annual meeting of stockholders.
Audit Committee
Our Audit Committee currently consists of Messrs. Donnelly, Forsee and Humphrey, with Mr. Donnelly serving as Chair. All members of the Audit Committee have been determined to be “independent,” consistent with our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and audit committees in particular. Our Board has determined that each of the members of the Audit Committee is “financially literate” within the meaning of the listing standards of the NYSE. In addition, our Board has determined that Messrs. Donnelly, Humphrey and Forsee qualify as audit committee financial experts as defined by applicable Securities and Exchange Commission (“SEC”) regulations. The Board reached its conclusion as to Mr. Donnelly’s qualification based on, among other things, Mr. Donnelly’s experience as the Chief Financial Officer of Mettler-Toledo International Inc. and as an auditor with PriceWaterhouseCoopers LLP. The Board reached its conclusion as to Mr. Humphrey’s qualification based on, among other things, Mr. Humphrey’s experience as the Chief Financial Officer of Roper Technologies. The Board reached its conclusion as to Mr. Forsee’s qualification based on, among other things, Mr. Forsee’s experience as Chief Executive Officer of Sprint Nextel Corporation.
The duties and responsibilities of the Audit Committee are set forth in its charter, which may be found at www.irco.com under Investors: Governance: Governance Documents & Charters: Audit Committee Charter, and include the following:
•	overseeing the adequacy and integrity of our financial statements and our financial reporting disclosure practices;
•
overseeing the soundness of our system of internal controls to assure compliance with financial and accounting requirements, our system of disclosure controls and procedures and compliance with ethical standards adopted by the Company;

•	retaining and reviewing the qualifications, performance and independence of our independent auditor;

•
overseeing our general risk management strategy including guidelines and policies relating to risk assessment and risk management, and management’s plan and execution of appropriate risk mitigation strategies which include risk monitoring and controls;

•	overseeing our internal audit function;
•
reviewing and approving or ratifying all transactions between us and any “Related Persons” (as defined in the federal securities laws and regulations) that are required to be disclosed to Item 404(a) of Regulation S-K promulgated under the Exchange Act; and

•	reviewing and discussing with management compliance with our Code of Conduct.
With respect to our reporting and disclosure matters, the responsibilities and duties of the Audit Committee include reviewing and discussing with management and the independent registered public accounting firm our annual audited financial statements and quarterly financial statements prior to inclusion in our Annual Report on Form 10-K or other public dissemination in accordance with applicable rules and regulations of the SEC. The Audit Committee also prepares the report of the committee required by the rules and regulations of the SEC to be included in our annual proxy statement.
The charter of the Audit Committee permits the committee to delegate any or all of its authority to one or more subcommittees. In addition, the Audit Committee has the authority under its charter to engage independent counsel and other advisors as it deems necessary or advisable.
On behalf of the Board, the Audit Committee plays a key role in the oversight of the Company’s risk management policies and procedures. See “Oversight of Risk Management” below.
Compensation Committee
Our Compensation Committee currently consists of Messrs. Donnelly and Jones and Ms. Arnold, with Ms. Arnold serving as chair. All members of our Compensation Committee have been determined to be “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards applicable to boards of directors in general and compensation committees in particular.
The duties and responsibilities of the Compensation Committee are set forth in its charter, which may be found at www.irco.com under Investors: Governance: Governance Documents & Charters: Compensation Committee Charter, and include the following:
•	establishing and reviewing the overall compensation philosophy of the Company;
•	reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer and other executive officers’ compensation, including annual performance objectives, if any;
•
evaluating the performance of the Chief Executive Officer in light of these corporate goals and objectives and, either as a committee or together with the other independent directors (as directed by the Board), determining and approving the annual salary, bonus, equity-based incentives and other benefits, direct and indirect, of the Chief Executive Officer;

•	reviewing and approving or making recommendations to the Board on the annual salary, bonus, equity and equity-based incentives and other benefits, direct and indirect, of the other executive officers;
•
reviewing and approving, or making recommendations to the Board with respect to incentive-compensation plans and equity-based plans that are subject to the approval of the Board, and overseeing the activities of the individuals responsible for administering those plans;

•	reviewing and approving equity compensation plans of the Company that are not otherwise subject to the approval of the Company’s stockholders;
•	reviewing and making recommendations to the Board, or approving, all equity-based awards, including pursuant to the Company’s equity-based plans;
•	monitoring compliance by executives with the rules and guidelines of the Company’s equity-based plans; and
•	reviewing and monitoring all employee retirement, profit sharing and benefit plans of the Company.

With respect to our reporting and disclosure matters, the responsibilities and duties of the Compensation Committee include overseeing the preparation of and recommending the Compensation Discussion and Analysis to the Board for inclusion in our annual proxy statement or Annual Report on Form 10-K in accordance with applicable rules and regulations of the SEC.
The charter of the Compensation Committee permits the committee to delegate any or all of its authority to one or more subcommittees and to delegate to one or more officers of the Company the authority to make awards to any non-Section 16 officer of the Company under the Company’s incentive-compensation or other equity-based plan, subject to compliance with the plan and the laws of the state of the Company’s jurisdiction. In addition, the Compensation Committee has the authority under its charter to retain outside consultants or advisors, as it deems necessary or advisable.
For a description of our processes and procedures for the determination of executive and director compensation, see the “Compensation Discussion and Analysis” and “Director Compensation in Fiscal 2021―Description of Director Compensation” sections of this Proxy Statement.
Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee currently consists of Messrs. Humphrey and White and Ms. Centoni, with Mr. Humphrey serving as chair. All members of our Nominating and Corporate Governance Committee have been determined to be “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards.
The duties and responsibilities of the Nominating and Corporate Governance Committee are set forth in its charter, which may be found at www.irco.com under Investors: Governance: Governance Documents & Charters: Nominating & Corporate Governance Committee Charter, and include the following:
•	identifying and recommending nominees for election to the Board of Directors;
•	reviewing the composition and size of the Board of Directors;
•	overseeing an annual evaluation of the Board of Directors and each committee;
•	regularly reviewing our corporate governance documents, including our Restated Certificate of Incorporation and Bylaws and Corporate Governance Guidelines;
•	recommending members of the Board of Directors to serve on committees of the Board; and
•	overseeing and approving the management continuity planning process.
The charter of the Nominating and Corporate Governance Committee permits the committee to delegate any or all of its authority to one or more subcommittees. In addition, the Nominating and Corporate Governance Committee has the authority under its charter to retain outside counsel or other experts as it deems necessary or advisable.
Sustainability Committee
Our Sustainability Committee currently consists of Messrs. Jones and Foresee and Ms. Arnold, with Mr. Jones serving as chair. All members of our Sustainability Committee have been determined to be “independent” as defined by our Corporate Governance Guidelines and the NYSE listing standards.
The duties and responsibilities of the Sustainability Committee are set forth in its charter, which may be found at www.irco.com under Investors: Governance: Governance Documents & Charters: Sustainability Committee Charter, and include the following:
•	assessing current aspects of the Company’s environmental, health and safety policies and performance and making recommendations to the Board of Directors and the management of the Company;
•
overseeing and advising the Board of Directors on the Company’s sustainability strategies and initiatives, including reviewing the overall sustainability strategy and progress towards achievement of other environmental targets and goals;

•	reviewing and approving the Company’s annual sustainability report;
•	overseeing and advising the Board of Directors on matters impacting corporate social responsibility;

•	overseeing and advising the Board of Directors on the Company’s public policy management, philanthropic contributions and corporate reputation management;
•	overseeing the Company’s policies on political contributions and annually reviewing the Company’s political contributions and lobbying expenses; and
•	overseeing and advising the Board of Directors and management with respect to the Company’s diversity, equity and inclusion strategies, initiatives and goals.
Oversight of Risk Management
The Board has extensive involvement in the oversight of risk management related to us and our business and accomplishes this through oversight and regular reporting by the Audit Committee, the chairman and members of which have experience in overseeing risk management strategy, including risk management related to information and cyber security. The Audit Committee represents the Board in this oversight role by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, surveilling our administrative and financial controls and our compliance with legal and regulatory requirements and reviewing and assessing overall company risk through a formalized enterprise risk management (ERM) program led by the management team.
Through its regular meetings with management, including the finance, legal, and internal audit functions, as part of our ERM program, the Audit Committee reviews and discusses all significant areas of risk. Such review and discussion includes a comprehensive review and assessment of cybersecurity risks, other cyber risks and potential key emerging risks. The Audit Committee also reviews and assesses management’s remediation plans with respect to such risks and other relevant mitigating factors and summarizes these discussions for the Board. As part of our ERM program, management reports to the Audit Committee quarterly with respect to all significant areas of risk (including cyber risks and emerging risks), which allows the Audit Committee to closely monitor the Company’s developing risk landscape. Our head of internal audit, who is also our Chief Risk Officer, reports directly to the Audit Committee.
In addition to the oversight with respect to overall Company risk management provided by the Audit Committee, the other committees participate in the risk management process. The Compensation Committee considers, and discusses with management, management’s assessment of certain risks, including whether any risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us. The Nominating and Corporate Governance Committee oversees and evaluates programs and risks associated with Board organization, membership and structure, succession planning and corporate governance. The Sustainability Committee assesses current aspects of the Company’s environmental, health and safety policies and performance and make recommendations to the Board of Directors and the management of the Company with regard to promoting and maintaining superior standards of performance, including processes to ensure compliance with applicable laws and regulations and programs to manage risks relating to environmental and safety matters.
Executive Sessions
Executive sessions, which are meetings of independent members of the Board, are regularly scheduled throughout the year. At each of these meetings, Mr. Donnelly, as our independent Lead Director, presides.
Diversity and Sustainability
Sustainability constitutes a pillar of our corporate strategy and we are committed to embedding environmental, social and governance initiatives into our culture.
Commitment to Diversity - Board of Directors
A key principle of the Company’s Board member selection process is to strive to have a diverse Board of Directors. A critical factor that the Board and the Nominating and Corporate Governance Committee carefully consider when assessing potential director candidates is the importance to the Company of ethnic and gender diversity in board composition. As set forth in the Company’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee and the Board are required to consider, and to request that any search firm hired by it consider, highly qualified women and diverse candidates as part of any director search process. The

Board’s commitment to this focus on Board diversity has resulted in a Board where five of eight current members (62%) are diverse, including two who are female and four who are ethnically diverse. In addition, Board members actively participate as mentors and panel speakers in quarterly events hosted by the Company’s inclusion groups.
Commitment to Diversity - Global Workforce
In 2021, we continued to strengthen our commitments to diversity, equity and inclusion (“DE&I”) within our workforce. These commitments include:
•	Be a DE&I leader within our industry that mirrors the communities and customers we serve.
•	Leverage diversity, equity and inclusion to exceed our business goals, attract and retain the best talent and enhance our employees’ experience, and address today’s global challenges.
•	Cultivate diversity, promote equity and pursue a more inclusive culture that strengthens the sense of belonging for all.
We expect our employees and all individuals we associate with to uphold these aspirations with humility, integrity and respect.
In terms of diverse representation, we have two focus areas: 1) underrepresented populations in the United States and 2) women globally. Our employee base as of December 31, 2021 consisted of 16% underrepresented populations in the U.S. and our goal is to increase the percentage of underrepresented populations in our U.S. employee base to 30% by 2025. Globally, women represented as of December 31, 2021, 22.6% of our population, which exceeded our first year target of 22.25%, and keeps us on track to reach our goal to increase the percentage of women in our global employee population to 25% by 2025.
We are making strides at increasing the number of gender diverse employees in more senior roles with our promotion rate increasing to 40.9%, surpassing our goal of 40%. In addition, 43% of our extended leadership team are gender or ethnically diverse. These advances are reflected in our year-over-year improvement in the employee engagement scores in four categories that we believe are closely connected to DE&I: belonging, growth, inclusion and equal opportunity.
We have expanded our employee inclusion groups to build stronger global connections, advocate for positive change and foster an inclusive culture in the organization. We currently have nine Employee Inclusion Groups (a Black Employee Network Inclusion Group, a Veterans Inclusion Group, a Women Inclusion Group, a Hispanic/LatinX Organization of Leadership and Advancement, Four regional inclusion groups (Europe and Asia Pacific) and One DE&I council in Latin America). An executive leader sponsors each group and provides guidance to establish goals in support of our company strategies, culture and values to their global members.
In addition, we continue to set the groundwork for inclusion by training our employees on unconscious bias and how to recognize bias in the workplace and in ourselves and have deployed our unconscious bias training to more than 82% of our salaried employees and conducted personalized sessions to over 150 leaders on “DE&I Matters.” In 2021, we continued our powerful initiative called “Lean into Change” where employees from across the company participate in culturally sensitive conversations with trust and transparency.
Central to our inclusion strategy is to make all employees true owners of the Company. To that end, we also announced a process by which all new or acquired employees will receive stock in the Company after one year of employment1. We feel that the combination of a solid strategy, strong values and clear expectations, coupled with true employee ownership, provides us strong engagement and a competitive edge.
Commitment to Sustainability
In 2021, we established a Sustainability Committee of our Board to provide oversight and guidance to the execution of our Operate Sustainably strategic imperative. As part of implementing our sustainability strategy, we have embedded sustainability into our culture and company; driving accountability and execution of our sustainability goals and initiatives through our Ingersoll Rand Execution (IRX) process; and providing transparency to the public on our progress in achieving these goals.
1
Employees must be full time and have one year of service to be eligible. Not available to employees where prohibited by local law or regulation or where such grant is required to be bargained for with an employee union unless such grant is agreed to as part of such bargaining.

In 2020, we conducted a materiality assessment that included the input of employees, customers, stockholders, suppliers and other stakeholders. This assessment identified energy use, product stewardship and innovation, and our employees as our most material topics. Since then, we have continued to structure our environmental, social and governance initiatives around these material topics and deployed IRX processes to help us achieve them.
In 2021, we announced our aggressive corporate sustainability goals designed to reduce the impact of our operations and products on the environment, and support customers and partners in doing the same. Achievement of these goals will reduce greenhouse gas emissions and save energy, create safer water for our communities and result in reduced waste to landfill, all of which directly advance progress against our material topics. Further details with respect to our sustainability goals can be found on our website, www.irco.com, under “Investors: Environmental, Social and Governance (ESG).”
In addition, we continue to focus on transparency with respect to our sustainability progress through our annual sustainability reports, including our 2020 sustainability report released in July 2021, and an investor call on August 6, 2021, where we provided a mid-year update on our sustainability initiatives.
In 2021, we also implemented an enhanced environmental policy that confirms our commitment to a clean environment and compliance with environmental laws and an active environmental management program aimed at complying with existing environmental regulations and reducing the generation of pollutants in the manufacturing processes.
All of these actions resulted in substantial progress on our sustainability initiatives in 2021. At the beginning of the year, we set a three-year goal to be recognized in the top quartile of industrial companies for sustainability. We achieved this goal in little more than one year with S&P Global and Sustainalytics both recognizing us as being in the top 15% of companies within our sector.
As mentioned above, our Board and management value the perspective of our stockholders and encourage stockholders to communicate with the Board, including with respect to our diversity and sustainability initiatives, as described under “―Communications with the Board” above.
Committee Charters and Corporate Governance Guidelines
Our commitment to good corporate governance is reflected in our Corporate Governance Guidelines, which describe the Board’s views on a wide range of governance topics. These Corporate Governance Guidelines are reviewed from time to time by our Nominating and Corporate Governance Committee and, to the extent deemed appropriate in light of emerging practices, revised accordingly, upon recommendation to and approval by the Board. For example, as mentioned above, the Board upon the recommendation of the Nominating and Corporate Governance Committee, recently approved revisions to the Company’s Corporate Governance Guidelines creating a role of Lead Director of the Board.
Our Corporate Governance Guidelines and the charters of our Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Sustainability Committee and other corporate governance information are available on the Corporate Governance page of the Investors section on our website at www.irco.com. Any stockholder also may request them in print, without charge, by contacting the Secretary of the Company, 525 Harbor Place Drive, Suite 600, Davidson, North Carolina 28036.
Code of Conduct
The Company has adopted a Code of Conduct that applies to all of the Company’s employees, including the Company’s Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer, Controller and other persons performing similar functions. The Code of Conduct sets forth our policies and expectations on a number of topics, including conflicts of interest, corporate opportunities, confidentiality, compliance with laws (including insider trading laws), use of our assets and business conduct and fair dealing. This Code of Conduct also satisfies the requirements for a code of ethics, as defined by Item 406 of Regulation S-K promulgated by the SEC. The Company will disclose within four business days any substantive changes in or waivers of the Code of Conduct granted to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, or any other executive officer or director, by posting such information on our website as set forth above rather than by filing a Form 8-K.

The Code of Conduct may be found on our website at www.irco.com under Investors: Governance: Governance Documents & Charters: Code of Conduct.
Anti-Hedging Policy
The Company’s Securities Trading Policy prohibits the Company’s directors, officers and employees from engaging in any transactions (including variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of the Company’s equity securities.
Director Nomination Process
The Nominating and Corporate Governance Committee weighs the characteristics, experience, independence and skills of potential candidates for election to the Board. In considering candidates for the Board, the Nominating and Corporate Governance Committee also assesses the size, composition and combined expertise of the Board. As the application of these factors involves the exercise of judgment, the Nominating and Corporate Governance Committee does not have a standard set of fixed qualifications that is applicable to all director candidates, although the Nominating and Corporate Governance Committee does at a minimum assess each candidate’s strength of character, mature judgment, industry knowledge or experience and his or her independence of thought and ability to work collegially with the other members of the Board.
In addition, it is the Board’s policy to endeavor to have a diverse Board of Directors representing a range of experiences in areas that are relevant to the Company’s strategy and business and, as required by our Corporate Governance Guidelines, as part of any director search process, the Nominating and Corporate Governance Committee and the Board of Directors will, and will request that any search firm hired by it also, consider highly qualified women and diverse individuals. The Nominating and Corporate Governance Committee and the Board implement this policy by requiring that all director searches include qualified women and diverse candidates and requiring any search firms engaged by them to include and present such candidates to the Nominating and Corporate Governance Committee and the Board. The Nominating and Corporate Governance Committee and the Board assess the effectiveness of this policy by evaluating the diversity of the candidates presented to them compared to the total number of candidates presented as well as whether an open Board position is in fact filled with a diverse candidate.
The Nominating and Corporate Governance Committee and the Board believe that this policy is effective given that both of the last two Board positions filled by the Nominating and Corporate Governance Committee and the Board were diverse candidates and that over 60% of the Board is currently comprised of diverse directors.
In identifying prospective director candidates, the Nominating and Corporate Governance Committee may seek referrals from its members, management, stockholders and other sources. The Nominating and Corporate Governance Committee also may, but need not, retain a search firm in order to assist it in identifying candidates to serve as directors of the Company. The Nominating and Corporate Governance Committee utilizes the same criteria for evaluating candidates regardless of the source of the referral. When considering director candidates, the Nominating and Corporate Governance Committee seeks individuals with backgrounds and qualities that, when combined with those of our incumbent directors, provide a blend of skills and experience to further enhance the Board’s effectiveness.
In connection with its annual nomination of a slate of nominees, the Nominating and Corporate Governance Committee may also assess the contributions of those directors recommended for re-election in the context of the Board evaluation process and other perceived needs of the Board.
When considering whether the directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of the Company’s business and structure, the Board focused primarily on the information discussed in each of the board member’s biographical information set forth under “Director Biographies and Qualifications.” Each of the Company’s directors possesses high ethical standards, acts with integrity and exercises careful, mature judgment. Each is committed to employing his or her skills and abilities to aid the long-term interests of the stakeholders of the Company. In addition, our directors are knowledgeable and experienced in one or more business, governmental, or civic endeavors, which further qualifies them for service as members of the Board. A significant number of our directors possess experience in owning and managing public and privately held enterprises and are familiar with corporate finance and strategic business planning activities that are unique to publicly traded companies like ours. See the directors’ biographical information set forth above for the important characteristics considered by our Board in determining that our directors should serve as directors of the Company.
This annual director nomination process resulted in the Board’s nomination of the eight incumbent directors named in Proposal 1 in this Proxy Statement and proposed for election by you at the upcoming Annual Meeting.
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. Any recommendation submitted to the Secretary of the Company should be in writing and should include any supporting material the stockholder considers appropriate in support of that recommendation, but must include information that would be required under the rules of the SEC to be included in a proxy statement soliciting proxies for the election of such candidate and a written consent of the candidate to serve as one of our directors if elected. Stockholders wishing to propose a candidate for consideration may do so by submitting the above information to the attention of the Secretary of the Company, Ingersoll Rand Inc., 525 Harbor Place Drive, Suite 600, Davidson, North Carolina 28036. All recommendations for nomination received by the Secretary of the Company that satisfy our Bylaw requirements relating to such director nominations will be presented to the Nominating and Corporate Governance Committee for its consideration. Stockholders must also satisfy the notification, timeliness, consent and information requirements set forth in our Bylaws. These requirements are also described under the caption “Stockholder Proposals for the 2023 Annual Meeting.”

Executive Officers of the Company
Set forth below is certain information regarding each of our current executive officers, other than Vicente Reynal, whose biographical information is presented under “Director Biographies and Qualifications.”
Name	Age	Principal Occupation and Other Information
Gary Gillespie	66
Since the completion of the Merger, Gary Gillespie has served as the senior vice president and general manager of the Industrial Technologies and Services, Americas business unit of the combined company.

Prior to this role, Mr. Gillespie served as vice president, general manager for Industrial Americas of Gardner Denver, overseeing all Compressor, Blower, Vacuum and Industrial Pump products. He joined Gardner Denver in 1981. During his tenure, he has held various positions of increasing responsibility, including sourcing/procurement, customer service, sales management and product management. Prior to joining Gardner Denver, he was employed by Quincy Compressor and Fiat-Allis Machinery.

		Mr. Gillespie holds a bachelor of science degree from Illinois State University.

Elizabeth M. Hepding	44
Since July 2021, Elizabeth Hepding has served as the senior vice president of strategy and corporate development. Prior to that, Ms. Hepding has had more than 20 years of experience in mergers and acquisitions and strategy, most recently as part of the team at PurposeBuilt Brands, Inc. (“PurposeBuilt Brands”) a portfolio of category-leading, efficacy-driven specialty cleaning and disinfection brands, where she served as vice president of corporate development and guided the company’s expansion through acquisitions. Prior to joining PurposeBuilt Brands in 2019, Ms. Hepding was senior vice president, strategy and corporate development at Essendant Inc., a leading national distributor of work place items for six years, where she was responsible for all acquisitions, divestitures and partnerships, as well as enterprise strategy including transformational initiatives. Ms. Hepding began her career in investment banking, spending more than a decade in the industry, primarily at UBS Investment Bank where she held roles of increasing responsibility.

		Ms. Hepding received a master of business administration from the University of Chicago Booth School of Business and bachelor’s degree from Washington & Lee University where she graduated cum laude.

Nicholas Kendall-Jones	51
Since the completion of the Merger, Nick Kendall-Jones has served as the senior vice president and general manager of the Precision and Science Technologies business unit of the combined company. He joined Ingersoll-Rand plc in May 2019 following the acquisition of PFS from Accudyne Industries. Prior to joining Ingersoll Rand, Mr. Kendall-Jones’ most recent leadership role was serving as president of PFS Accudyne Industries from October 2016.

Mr. Kendall-Jones started his career in finance with ITT Corporation, a worldwide manufacturing company, serving in various European roles and general management roles, including leading Xylem’s Global Industrial Water business and as a fluid platform president of a Crane Company division.

Name	Age	Principal Occupation and Other Information

Mr. Kendall-Jones has a degree in business and finance from Basingstoke College in the UK, is a certified Lean Six Sigma Champion and a graduate of the Strategy Leadership Development Program of the UK’s Ashridge School of Business.

Kathleen M. Keene	48
Kate Keene has served as our senior vice president of human resources, talent and diversity, equity and inclusion since June, 2021. Ms. Keene joined Ingersoll Rand in 2016 as director of Human Resources (“HR”) for corporate functions and then led a global HR team supporting the company’s Fluid Management, Material Handling and Power Tools business units. Prior to her current role, Ms. Keene most recently served as the HR business partner for Ingersoll Rand’s global Precision and Science Technologies segment while also leading the North America region HR team.

Prior to joining Ingersoll Rand, Ms. Keene started her career with General Electric Company, a multinational conglomerate, and SABIC, a multinational chemical manufacturing company. She holds a bachelor’s degree in business administration and management from Pennsylvania State University.

Vikram Kini	41
Vikram Kini has served as our senior vice president and chief financial officer since June 15, 2020. He joined Gardner Denver as its director of Financial Planning and Analysis in 2011, has served as Gardner Denver’s vice president of Investor Relations since 2012, and has held other various finance leadership roles since 2012, including vice president of Financial Planning and Analysis and vice president of the Finance, Industrials segment.

Prior to joining Gardner Denver, Mr. Kini served in various financial roles with General Electric Company, a multinational conglomerate, and SABIC, a multinational chemical manufacturing company. Mr. Kini holds a bachelor’s degree in business administration from Boston University.

Andrew Schiesl	50
Since the completion of the Merger, Andrew Schiesl has served as the senior vice president, general counsel, chief compliance officer and secretary of the combined company. He leads legal, compliance, communications, governance, risk management and corporate social responsibility, which includes the combined company’s Environmental, Health and Safety (EHS) and sustainability efforts. Prior to this role, Mr. Schiesl served as vice president, general counsel, chief compliance officer and secretary at Gardner Denver since 2013 and was also responsible for leading human resources at Gardner Denver in addition to Gardner Denver’s legal, compliance, governance and risk management functions.

Previously, Mr. Schiesl served as vice president and general counsel of Quad/Graphics, Inc., a commercial printing business, from 2003 until he joined Gardner Denver. He was also senior counsel at Harley-Davidson, Inc., after beginning his career practicing law with Foley & Lardner LLP in Milwaukee.

Name	Age	Principal Occupation and Other Information

Mr. Schiesl received a bachelor’s degree in political science and history from the University of Wisconsin-Milwaukee and a juris doctor from the University of Pennsylvania School of Law. He holds a master of business administration from the Kellogg School of Management at Northwestern University.

Enrique Miñarro Viseras	44
Since the completion of the Merger, Enrique Miñarro Viseras has served as the senior vice president and general manager of the Industrial Technologies and Services, Europe, Middle East, India and Africa (EMEIA) business unit of the combined company and since January 2021, Mr. Miñarro Viseras’ responsibilities have also included global oversight of our high pressure hydrogen business. Prior to the Merger, Mr. Miñarro Viseras served as vice president and general manager, Industrials segment EMEIA Region at Gardner Denver since May 2016, where he has been responsible for leading all Industrials segment operations, including sales, service, engineering, product management and manufacturing within Europe, Middle East, Africa and India.

Prior to Gardner Denver, Mr. Miñarro Viseras had an extensive 15-year career at Emerson Network Power and Emerson Industrial Automation, most recently serving as the managing director, Emerson Network Power from May 2015 to April 2016.

Prior to his role as managing director, Mr. Miñarro Viseras held the position of president, Control Techniques for Emerson Industrial Automation from July 2012 to April 2015. He holds a doctorate in engineering, a master of business administration and a master of engineering and management from Cranfield University, United Kingdom as well as a degree in industrial engineering from Universidad Politécnica of Valencia, Spain.

Michael A. Weatherred	60
Since the completion of the Merger, Michael A. Weatherred has served as the senior vice president of the combined company, leading Ingersoll Rand Execution Excellence (IRX), Strategy and Business Development.

		Prior to the Merger, Mr. Weatherred served as vice president of Execution Excellence at Gardner Denver. He joined Gardner Denver in May 2018 as vice president of Gardner Denver Operating Systems.

Prior to joining Gardner Denver, Mr. Weatherred served as vice president of Growth in the Danaher Business System Office of Danaher Corporation from 2013 to May 2018. Before that, he spent 12 years at Danaher in its Dental and Product ID platforms in various general management, marketing and strategic account roles. Prior to joining Danaher in 2002, Mr. Weatherred spent time at Honeywell and Black & Decker in various sales, marketing and general management roles.

		Mr. Weatherred earned a bachelor of science in accounting from Pittsburg State University and a master of business administration from Loyola University.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee operates pursuant to a charter which is reviewed annually by the Audit Committee. Additionally, a brief description of the primary responsibilities of the Audit Committee is included in this Proxy Statement under “The Board of Directors and Certain Governance Matters-Board Committees and Meetings-Audit Committee.” Under the Audit Committee charter, our management is responsible for the preparation, presentation and integrity of our financial statements, the application of accounting and financial reporting principles and our internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America.
In the performance of its oversight function, the Audit Committee reviewed and discussed the audited financial statements of the Company with management and with the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission (the “SEC”). In addition, the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with the independent registered public accounting firm their independence.
Based upon the review and discussions described in the preceding paragraph, the Audit Committee recommended to the Board that the audited financial statements of the Company be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2021 filed with the SEC.
Submitted by the Audit Committee of the Company’s Board of Directors:
William P. Donnelly, Chair
Gary D. Forsee
John Humphrey

REPORT OF THE COMPENSATION COMMITTEE
The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based on its review and discussion with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
Submitted by the Compensation Committee of the Board of Directors:
Kirk E. Arnold, Chair
William P. Donnelly
Marc E. Jones

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis (“CD&A”) outlines our executive compensation philosophy and objectives, describes the elements of our executive compensation program, and explains how the Compensation Committee (the “Committee”) of the Board arrived at its compensation decisions for our 2021 named executive officers (“NEOs”) listed below:
NEOs/Executive Officers	Title
Vicente Reynal	Chairman, President & Chief Executive Officer (“CEO”)
Vikram Kini	Senior Vice President & Chief Financial Officer (“CFO”)
Andrew Schiesl	Senior Vice President, General Counsel, Chief Compliance Officer & Secretary
Enrique Miñarro Viseras	Senior Vice President & General Manager, Industrial Technologies and Services, EMEIA
Michael Weatherred	Senior Vice President, IR Execution Excellence (IRX) and Business Excellence
Executive Summary
Business Highlights
Despite the continued challenges posed by the COVID-19 pandemic, direct material and logistics inflation and overall global supply chain disruptions, 2021 was a pivotal year for the Company. We solidified our growth story as we reshaped our portfolio to focus on mission-critical flow creation technologies and high growth sustainable end markets while establishing a new capital allocation strategy designed to enable us to consistently compound earnings over time. We continued our strong operational execution where the commercial effectiveness of our team, driven by our industry-leading Ingersoll Rand Execution Excellence (IRX) process, yielded a backlog at the end of the fourth quarter of 2021 that was our largest ever, and positioned us well for continued strong results in 2022.
In addition, we achieved significant accomplishments across each of our five strategic imperatives in 2021 including:
Deploy Talent. Our employees think and act like owners because they are! As a result of our two landmark all employee share grants at the time of our initial public offering and the Merger, all of our employees at such times became owners. Incredibly, the common stock granted to employees through those grants has appreciated from $250 million at time of grant to over $500 million in value as of March 31, 2022. Furthermore, in 2021 we announced a plan to grant shares to new employees -- both those who join us as new hires or via acquisition -- to ensure that all of our employees have the chance to become owners.1 We strongly believe that being an owner helps motivate our engaged employee base to make decisions each day that drive stockholder value creation. We can see the results of the power of ownership as our employee engagement score is up 17% over the last three years and now ranks in the top quartile of manufacturing organizations according to our engagement survey partner.
Expand Margins. By harnessing the power of IRX, we improved the Company’s Adjusted EBITDA margin 370 basis points since 2019, including an improvement of 160 basis points in 2021 alone. This drove 2021 record Adjusted EBITDA of $1,192 million, up 28%, with a margin of 23.1%.2
Operate Sustainably. We made tremendous progress on our sustainability initiatives in 2021. At the beginning of the year, we set a three-year goal to be recognized in the top quartile of industrial companies for sustainability. We achieved this goal in little more than one year with S&P Global and Sustainalytics both recognizing us as being in the top 15% of companies within our sector. This again demonstrates how we can leverage the power of IRX to drive performance across a multitude of different initiatives.
1
Employees must be full time and have one year of service to be eligible. Not available to employees where prohibited by local law or regulation or where such grant is required to be bargained for with an employee union unless such grant is agreed to as part of such bargaining.

2
Adjusted EBITDA is a non-GAAP metric and represents net income (loss) before interest, taxes, depreciation, amortization and certain noncash, non-recurring and other adjustment items. For a reconciliation of Adjusted EBITDA to Net Income (Loss), see Annex A to this Proxy Statement. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of Total Revenue. Comparison to 2019 is based on Supplemental Adjusted Revenue and Supplemental Adjusted EBITDA, which are non-GAAP metrics described in Annex A.

Accelerate Growth. Our unique growth enablers, including Demand Generation, IIoT, and product and service innovation, strongly contributed to growth in the past year. Our Demand Generation engine generated 3x more marketing qualified leads compared to 2018; IIoT-enabled assets were up 250% year over year; and new product innovation increased 95% in 2021. All of this helped drive record orders of $5,765 million, up 31% over 2020, and record revenues of $5,152 million, up 19% over 2020.1
Allocate Capital Effectively. We secured approximately $2 billion in gross proceeds from the divestitures of Club Car and High Pressure Solutions, and redeployed over $1 billion to acquisitions in 2021, which represents over 6% of 2021 sales when annualized. We also repurchased $731 million in shares as part of KKR’s final equity sale, established a new $750 million share repurchase program, and initiated a quarterly dividend of $0.02 per share during the fourth quarter.
Our purpose-led culture, the power of execution excellence through our IRX processes and our engaged employee base drove this level of execution on each of our strategic imperatives. This in turn led to total stockholder return performance of 35.9% during 2021, which was 84.8% greater than the total return of the S&P 500 Industrials during the same time period of 19.4%.
Stockholder Engagement and “Say on Pay” Results
We value our stockholders’ perspectives on our business and each year proactively interact with investors through numerous engagement activities. In 2021, these included our annual stockholder meeting, quarterly earnings calls, and various investor conferences and meetings, as well as the establishment of an investor relations newsletter distributed to stockholders on a regular basis. In addition, in August we held an investor conference call focused on ESG and our Sustainability Report, in September we held an investor conference call focused on our capital allocation strategy, and in November we held our first Investors’ Day conference since the Merger. Throughout 2021, management also proactively engaged directly with our top 40 stockholders with actively managed funds, representing approximately 80% of our stockholder base based on share ownership, through quarterly business updates, non-deal roadshows and investor conferences. This resulted in over 300 individual investor touchpoints with these stockholders where we were able to communicate Company strategy and long-term objectives.
At the Company’s annual meeting in June 2021, we received substantial support for our executive compensation program, with over 95% of the stockholders who voted on the “say on pay” proposal approving the compensation of our NEOs, consistent with the positive feedback we received in discussions with our stockholders throughout the year. Based on the positive feedback we received from our major stockholders, in addition to the vote result in 2021, we did not make substantive changes in 2021 to our compensation philosophy or the overall structure of our program. We will continue to keep an open dialogue with our stockholders to ensure that we have a regular pulse on investor perspectives. We hold advisory votes on the compensation of our NEOs every three years; we will hold our next advisory vote on the compensation of our NEOs in 2024.
1	Revenue comparison is against Supplemental Adjusted Revenue for 2020, which is a non-GAAP metric described in Annex A.

What Guides Our Program
Executive Compensation Philosophy
Our executive compensation philosophy is centered on two key tenets and grounded in the following principles:

Compensation Elements
Our compensation philosophy is supported by the following pay elements:
Element	Target Positioning vs. Market	Primary Objectives
Base Salary	At or below median	•	Attract and retain high-performing and experienced individuals
		•	Provide steady source of income
Annual Cash Incentives	At median	•	Motivate executives to achieve challenging short-term performance goals
		•	Align with annual financial objectives
Long-Term Equity Incentives	Above the 50th percentile	•	Align executives’ interests with those of stockholders
		•	Align with long-term business strategy
		•	Retain executive talent through multi-year vesting schedules
		•	Motivate sustainable performance that creates long-term value for stockholders
		•	Foster our Purpose and Values to build teams that think and act like owners

The following charts illustrate that a majority of NEO annual target total direct compensation (“TDC”) is performance-based. For our CEO, 89% of total compensation is delivered in variable compensation with the vast majority delivered in long-term incentives. On average, variable compensation for our other NEOs represents 74% of total compensation.

Compensation Governance Practices and Policies
The Committee has adopted the following practices and policies reflecting what it believes to be a best practices approach to executive compensation.
What We Do	What We Don’t Do
Significant Portion of Pay Focused on Long-Term Value Creation	No Tax Gross-Ups in Connection with Change-in-Control Severance
50% of Annual Long-Term Incentive Compensation Delivered in Performance-Vesting Equity Awards	No Executive Pensions
Market-Leading Stock Ownership and Retention Guidelines	No Fixed-Term Employment Agreements
Incentive Plan Goals Aligned with Stockholder Interests	No Stock Option Repricing
Capped Incentive Opportunities	No Hedging of Company Stock
Mitigation of Risk Through Compensation Risk Assessments
Independent Compensation Consultant
Incentive Compensation Clawback Policy
The Decision-Making Process
The Committee oversees the executive compensation program for our NEOs. The Committee works closely with its independent consultant and management to examine the effectiveness of the Company’s executive compensation program throughout the year. For additional information regarding the Committee, see “The Board of Directors and Certain Governance Matters―Board Committees and Meetings―Compensation Committee.”
The Role of the Committee. The Committee ensures that the executive compensation program supports the Company’s business goals and aligns with stockholder interests. The Committee annually reviews NEO compensation levels by considering various factors, including:
•	The relative importance of each NEO’s role and responsibilities

•	How the NEO has performed relative to these roles and responsibilities
•	Compensation practices of Peer Group companies (as defined below)
•	Overall company performance
•	Retention and succession considerations
The Role of Management. Our CEO makes recommendations to the Committee regarding compensation for the executive officers other than himself. No member of management participates in discussions with the Committee regarding his or her own compensation.
The Role of the Independent Consultant. The Committee has retained Pearl Meyer & Partners, LLC (“Pearl Meyer”), a compensation consulting firm, to assist it in evaluating the elements and levels of our executive compensation, including base salaries, annual cash incentive awards and equity-based incentives for our executive officers. In April 2022, the Committee determined that Pearl Meyer is independent from management and that Pearl Meyer’s work has not raised any conflicts of interest. Pearl Meyer reports directly to the Committee and the Committee has the sole authority to approve Pearl Meyer’s compensation and may terminate the relationship at any time.
During 2021, Pearl Meyer advised the Committee on a variety of topics, including competitive market assessment for executive and non-employee director compensation levels, compensation peer group review, retirement equity vesting provisions, review of governance matters pertaining to executive and employee compensation, and the structure of short- and long-term incentive programs.
Peer Group. The Committee believes it is important to understand current trends in compensation practices and pay levels for companies that are comparable to Ingersoll Rand. To assist the Committee in this analysis, the Committee, together with its independent consultant and input from management, develops a compensation Peer Group of comparable companies against which it performs benchmarking (the “Peer Group”).
Together with its independent compensation consultant and input from management, the Compensation Committee developed a compensation Peer Group of 13 companies. Companies chosen are comparable in revenue and enterprise value to the Company, as the Committee believes revenue and enterprise value are key determinants of compensation levels. Companies selected generally have revenue of 1/2x - 2x of Ingersoll Rand’s revenue and enterprise value. In addition to size, companies are in comparable industries where we source executive talent. After taking these considerations into account plus additional input from its compensation consultant, the Committee decided to use the following Peer Group to help set compensation levels for 2021:
AMETEK, Inc.	Avery Dennison Corporation	Celanese Corporation
Dover Corporation	Flowserve Corporation	Fortive Corporation
IDEX Corporation	Mettler-Toledo International, Inc.	Oshkosh Corporation
Parker-Hannifin Corporation	Pentair Plc	Rockwell Automation, Inc.
Xylem, Inc.
The Committee does not rely solely on data from the Peer Group in establishing compensation levels and practices, but uses it to support the implementation of the Company’s compensation philosophy and the application of the factors described above when setting executive compensation. Given the Company’s focus on delivering long-term value creation for our stockholders, the Committee generally targets cash compensation of the NEOs at or below the median of the Peer Group and long-term equity incentive compensation greater than the 50th percentile of the Peer Group. Additionally, the Committee may also consider survey compensation data based on companies of similar size to Ingersoll Rand.
2021 Executive Compensation Program in Detail
Base Salary
Base salary is the only fixed component of NEO cash compensation. An NEO’s base salary is related to the individual’s level of responsibility and provides them with a level of cash income predictability and stability with respect to a portion of their total compensation. The Committee believes that base salaries for executives should reflect competitive levels of pay and factors unique to each executive such as experience and breadth of responsibilities, performance, individual skill set, time in the role and internal pay parity. Base salaries are reviewed annually or at other times when appropriate (for example, promotions, changes in job scope and/or responsibilities, etc.) and may be increased from time to time pursuant to such review.
Consistent with our philosophy to focus on long-term variable pay versus fixed cash compensation, the Committee generally established 2021 base salary rates at or below the median of Peer Group salary levels. In light of the economic uncertainty at the time 2021 compensation decisions were made, including the impacts of the on-going COVID-19 pandemic, the Committee decided for 2021 to maintain base salaries for the majority of executive officers at 2020 rates.
Consistent with this approach, only two NEOs received base salary increases in 2021. Mr. Kini’s was a merit-based adjustment intended to recognize his strong individual performance and to improve alignment with market levels, as his 2020 base salary rate was below market at the 25th percentile level. Mr. Miñarro Viseras’ base salary increase was intended to recognize: (i) his long-term strategic importance to the Company, and (ii) the end of a legacy tax gross-up perquisite related to the reimbursement of schooling fees for his children.
The following table reflects the base salary rates of our NEOs as of December 31, 2021:
NEO	Base Salary Rate as of 12/31/20	Base Salary Rate as of 12/31/21	% Increase
Vicente Reynal	$1,000,000	$1,000,000	—%
Vikram Kini	$450,000	$500,000	11%
Andrew Schiesl	$500,000	$500,000	—%
Enrique Miñarro Viseras(1)	$440,000	$490,000	6%
Michael Weatherred	$415,000	$415,000	—%
(1)
Mr. Miñarro Viseras is based in Europe and compensated in Euros. His 2020 base salary was approved by the Committee at a rate of $440,000 USD per year, which was translated to €406,000 EUR at the then-current exchange rate. His 2021 base salary was approved by the Committee at a rate of $490,000 USD per year, which, in an effort to eliminate any extreme fluctuation in exchange rates, was translated to €432,125 EUR at the 5-year average exchange rate as of December 31, 2020. The percent increase for Mr. Miñarro Viseras reflects the calculation in local currencies to mute the impact of exchange rate fluctuations.

Annual Cash Bonus Opportunity
To tie a significant portion of their annual cash compensation to actual performance, each NEO is eligible for an annual cash bonus award under our Management Incentive Plan (“MIP”), based on the achievement of our financial goals for the Company and their respective business units.
A target annual bonus opportunity, expressed as a percentage of an NEO’s unreduced base salary rate at year-end, is established annually and may be adjusted from time to time by the Committee in connection with a NEO’s promotion or performance. The table below shows the 2021 target annual cash bonus opportunities for each of the NEOs.
NEO	Target Bonus Opportunity (as a % of Salary)
Vicente Reynal	150%
Vikram Kini	85%
Andrew Schiesl	75%
Enrique Miñarro Viseras	85%
Michael Weatherred	75%
2021 Performance Measures. The MIP pays out to participants based on levels of performance against financial metrics established by the Committee. To be eligible for a payout, a participant must be employed by the Company through the payment date or have an Approved Retirement (as defined below under “Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control―Treatment of Outstanding Equity Awards in the Event of Termination of Employment or Change in Control―Equity awards granted 2018-2021”) on or after the end of the year but before the payment date. To ensure the right level of accountability and line-of-sight, the performance measures vary depending upon the role and responsibility of the NEO. For 2021, annual cash bonus awards for Corporate NEOs (Messrs. Reynal, Kini, Schiesl, and Weatherred) were based on the achievement of overall corporate performance, as described below. Mr. Miñarro Viseras’

annual cash bonus award was based in part on the achievement of overall Industrial Technologies and Services (“ITS”) group performance (excluding the power tools division) and in part on the achievement of Industrials Technologies and Services EMEIA (“ITS EMEIA”) performance, as described below, to reflect his leadership of the Industrials EMEIA business unit and his ability to impact the overall Industrials Group A detailed description of the 2021 MIP design and the calculation of the actual amounts paid to each of our NEOs is provided below.
For 2021, 75% of MIP payouts were based on Adjusted EBITDA performance. The Committee determined that a plan focused on Adjusted EBITDA was appropriate because it provides a reliable indicator of both our strategic growth and the strength of our overall financial results. Adjusted EBITDA represents net income (loss) before interest, taxes, depreciation and amortization, as further adjusted to exclude certain non-cash, nonrecurring and other adjustment items. As a balance to our profitability metric and in support of a focus on operational efficiency, the remaining 25% of the 2021 MIP payouts were based on Net Operating Working Capital1 as a Percentage of Revenue.
For our Corporate NEOs, Corporate performance against both financial metrics is determined based on achievement for the Company. For our NEO at the ITS group level, Mr. Miñarro Viseras, performance against both financial metrics is based 30% on the total ITS segment (excluding the power tools division), and 70% on the ITS EMEIA region business unit.
The following table details the MIP payout percentage associated with a corresponding performance level against the Adjusted EBITDA targets for our NEOs and against the Net Operating Working Capital as a Percentage of Revenue targets for our Corporate NEOs. The payout percentage for performance between such levels determined on a linear basis:
Performance Level	Adjusted EBITDA Performance % of Target	Net Operating Working Capital % of Total Revenue*	Payout % of Target
Below Threshold	<90%	<20.9%	0%
Threshold	90%	20.9%	50%
Target	100%	19.8%	100%
Maximum	110%	18.7%	200%
*Goals reflect Total Company figures that applied to Messrs. Reynal, Kini, Schiesl, and Weatherred. For Mr. Miñarro Viseras’ business unit, threshold, target, and maximum goals were 28.2%, 26.8%, and 25.3%, respectively.
Adjusted EBITDA results are adjusted to the extent that actual foreign exchange rates by country differ by more than 5% of budgeted foreign exchange rates. In addition to setting Adjusted EBITDA targets for our business units, we set an annual corporate expense budget each year and any difference between actual and budgeted corporate expense may be allocated to the Adjusted EBITDA at our business units. While there are no individual goals for purposes of MIP award payments, the Committee, on the recommendation of Mr. Reynal, may adjust an incentive payment upward or downward for performance-related reasons for other NEOs. In addition, the Committee has discretion to adjust MIP award payments for unanticipated events. For 2021, the Committee did not adjust the calculated MIP award payments for any of our NEOs.
1	Defined as Accounts Receivables and Contract Assets + Inventory (excluding LIFO) - Accounts Payable - Contract Liabilities.

The following table sets forth our actual payout percentage achieved with respect to each performance metric applicable to our NEOs and illustrates the calculation of the annual cash incentive awards payable to our NEOs under the 2021 MIP in light of these performance results.
				Adjusted EBITDA (75%)		NWC % of Revenue (25%)
NEO	2021 Base Salary Rate	Target Bonus %	Target Bonus Amount	2021 % of Tgt Achieved	Calc’d Payout %	2021 Actual	Calc’d Payout %	Overall Payout Factor	2021 Bonus Payout
Vicente Reynal	$1,000,000	150%	$1,500,000	108%	176%	18.0%	200%	182%	$2,730,000
Vikram Kini	$500,000	85%	$425,000	108%	176%	18.0%	200%	182%	$773,500
Andrew Schiesl	$500,000	75%	$375,000	108%	176%	18.0%	200%	182%	$682,500
Enrique Miñarro Viseras(2)	$490,764	85%	$417,150	99%	88%	24.0%	200%	129%	$538,123
Michael Weatherred	$415,000	75%	$311,250	108%	176%	18.0%	200%	182%	$566,475
(1)
For Messrs. Reynal, Kini, Schiesl, and Weatherred, reflects achievement and calculated payout factors vs. targets for the Company. For Mr. Miñarro Viseras, reflects achievement and calculated payouts factors based 30% on the total ITS segment (excluding the power tools division), and 70% on the ITS EMEIA region.

(2)
Mr. Miñarro Viseras is based in Europe and compensated in Euros. Regardless of the prevailing exchange rate in effect at the actual time of payment, for consistency with the values reported in the “Summary Compensation Table”, all values have been converted to U.S. dollars at an exchange rate of 1.1357, which was the 5-year average exchange rate as of December 31, 2020.

Long-Term Equity Incentive Awards
Our long-term incentive awards, established through our Ingersoll Rand Inc. Amended and Restated 2017 Omnibus Incentive Plan (our “2017 Omnibus Incentive Plan”), are intended to drive executives to deliver strong stock performance, align our executives’ compensation with long-term value creation, and to attract and retain highly-qualified executives. The details of these awards are as follows:
•
50% in Performance Share Units (PSUs). The PSUs have a 3-year performance period that runs from January 1, 2021 through December 31, 2023 (the “Performance Period”) and performance is measured based on Relative TSR vs. S&P 500 Industrials as follows:

○	Threshold Performance: 35th percentile positioning vs. index = 50% payout
○	Target Performance: 55th percentile positioning vs. index = 100% payout
○	Superior Performance: 75th (or greater) percentile positioning vs. index = 200% payout (capped)
The payout under the PSUs is capped at 100% if the Company’s TSR is negative.
TSR is calculated as the appreciation in the price per share of a company’s common stock during the Performance Period (assuming any dividends or distributions are reinvested), expressed as a percentage. Relative TSR is based on the percentile rank of the Company’s TSR against the TSRs of the companies and entities that, on January 1, 2021, comprised the S&P 500 Industrials.1
•	25% in Time-Vesting Restricted Stock Units (RSUs). RSUs vest in equal, annual installments over a four-year period.
•	25% in Time-Vesting Stock Options. Stock Options vest in equal, annual installments over a four-year period, and expire 10 years from the grant date.
1
If prior to the end of the Performance Period a company or entity that is in the S&P 500 Industrials on January 1, 2021, ceases to publicly report a share price for the security used to determine the stock price at the beginning of the Performance Period, and such company or entity has not become “Insolvent” (as defined in the applicable award agreement), such company or entity will be excluded from the ranking. In addition, if a company or entity that is in the S&P 500 Industrials on January 1, 2021, becomes Insolvent prior to the end of the Performance Period, then such company or entity will be treated as having a cumulative TSR of negative one hundred percent (-100%).

Total target values for annual equity awards granted in 2021 for each NEO are shown below:
NEO	PSUs (50%)	RSUs (25%)	Stock Options (25%)
Vicente Reynal	$3,350,000	$1,675,000	$1,675,000
Vikram Kini	$550,000	$275,000	$275,000
Andrew Schiesl	$475,000	$237,500	$237,500
Enrique Miñarro Viseras	$550,000	$275,000	$275,000
Michael Weatherred	$350,000	$175,000	$175,000
Target annual equity award values were determined based on our competitive market analysis and our compensation philosophy, which calibrates award levels between market median and 75th percentile.
These grant amounts were translated into a target number of performance share units, shares of restricted stock and stock options by taking such dollar amount and dividing it by the per share or per option “fair value” that was used for reporting the compensation expense associated with the grant under applicable accounting guidance. This “fair value” was based in part on the per share closing price of our common stock on the NYSE on the date of grant.
Other Compensation Practices and Policies that Align Our NEOs to Our Stockholders
Stock Ownership and Retention Policy
To align the interests of our management and directors with those of our stockholders, the Board of Directors concluded that certain of our executives (the “Covered Executives”) and non-employee directors should have a significant financial stake in the Company’s stock. To further that goal, we implemented market-leading stock ownership guidelines (the “Guidelines”) in 2017, the year we completed our initial public offering. The Covered Executives and non-employee directors are required to hold a specific level of equity ownership as outlined below.
Covered Executives: The Guidelines apply to the Covered Executives in three tiers. The stock ownership levels under the Guidelines, expressed as a multiple of the Covered Executive’s annual base salary rate as of January 1st of the year, are as follows:
Tier	Covered Executives	Multiple of Salary
Tier One	Chief Executive Officer	10x Salary
Tier Two	Chief Financial Officer and General Counsel	5x Salary
Tier Three	P&L and Corporate Leaders	3x Salary
Retention Requirement: There is no required time period within which a Covered Executive must attain the applicable stock ownership level under the Guidelines. However, until the applicable ownership level is achieved, Covered Executives must retain 75% of net shares granted to them. Once the ownership guideline is met, Covered Executives must retain 30% of net shares granted to them. This requirement drops to 20% for a Covered Executive upon the earlier of a (1) such Covered Executive reaching the age of 55 and (2) such covered executive achieving 10 years of service with the Company. The requirement terminates upon the earlier of (1) such Covered Executive reaching the age of 60 and (2) such covered executive achieving 15 years of service with the Company.
The shares counted toward these ownership requirements include shares owned outright and vested stock options. The retention requirement applies to all prior and future grants. These ownership requirements are set at levels that the Company believes are robust given the Covered Executives’ respective salaries and responsibilities.
Non-Employee Directors: Our non-employee directors are required to hold 75% of net shares granted to them under our benefit plans until they own equity equal to five times their annual cash retainers. Once the ownership guideline is met, directors must retain 30% of the net shares granted to them under our benefit plans until their retirement.
As of January 1, 2022, all our NEOs and then serving directors who were with the Company for at least one year were in compliance with the applicable stock ownership levels under the Guidelines.

Hedging and Pledging Policies
The Company’s Securities Trading Policy requires executive officers and directors to consult the Company’s General Counsel prior to engaging in transactions involving the Company’s securities. The Company’s Securities Trading Policy prohibits directors and executive officers from hedging or monetization transactions including, but not limited to, through the use of financial instruments such as exchange funds, variable forward contracts, equity swaps, puts, calls, and other derivative instruments, or through the establishment of a short position in the Company’s securities. The Company’s Securities Trading Policy limits the pledging of Company securities to those situations approved by the Company’s General Counsel.
Incentive Compensation Clawback Policy
We have adopted a clawback policy for incentive compensation. The Committee determined that it may be appropriate to recover annual and/or long-term incentive compensation in specified situations. Under the policy, if the Committee determines that incentive compensation of its current and former Section 16 officers (or any other employee designated by the Board or the Committee) was overpaid, in whole or in part, as a result of a restatement of the reported financial results of the Company or any of its segments due to material non-compliance with financial reporting requirements (unless due to a change in accounting policy or applicable law), then the Committee will determine, in its discretion, whether to seek to recover or cancel any overpayment of incentive compensation paid or awarded during the three-year period preceding the date on which the Company is required to prepare the restatement.
Other Benefits
While our compensation philosophy is to focus on performance-based forms of compensation while providing only minimal executive benefits and perquisites, we provide to all our employees, including our NEOs, broad-based employee benefits that are intended to attract and retain employees while providing them with retirement and health and welfare security. These include:
•	a 401(k) savings plan;
•	medical, dental, vision, life and disability insurance coverage; and
•	dependent care and healthcare flexible spending accounts.
401(k) Plan
Our U.S. eligible employees, including our NEOs other than Mr. Miñarro Viseras, participate in the Ingersoll Rand Retirement Savings Plan (the “401(k) plan”), which is a tax-qualified retirement savings plan. Eligible employees hired on and after January 1, 2014, are automatically enrolled in the 401(k) plan to make pre-tax salary contributions, unless they decline participation. Under the 401(k) plan, we match 100% of the first 6% of a participant’s eligible pre-tax and/or Roth salary contributions, subject to all IRS annual limits and plan limitations. Participants are 100% vested in employee salary contributions and Company matching contributions. 401(k) plan participants may elect to contribute up to 85% of their annual eligible compensation (either through pre-tax or Roth contributions), subject to annual IRS and plan limitations.
Supplemental Defined Contribution Plan
In addition to the 401(k) plan, U.S. employees with a salary band of 8 or higher (generally senior directors and above), including the NEOs other than Mr. Miñarro Viseras, are eligible to participate in the Ingersoll Rand Supplemental Defined Contribution Plan (the “Supplemental Contribution Plan”), which is funded through a Rabbi Trust. This Supplemental Contribution Plan is intended to permit Company matching contributions on eligible participant compensation contributions to the Supplemental Contribution Plan in excess of the annual limitations imposed by the IRS on our tax-qualified 401(k) plan.
Eligible employees may contribute up to 85% of their salary and/or eligible annual bonus compensation to the Supplemental Contribution Plan. Under the Supplemental Contribution Plan, after an eligible employee exceeds the annual IRS pre-tax/Roth contribution limits and the annual catch up contribution limit for participants age 50 and older or compensation limit under the 401(k) plan, we match 100% of the first 6% of a participant’s further eligible contributions to the Supplemental Contribution Plan. Company matching contributions under the Supplemental Contribution Plan are contributed to the Rabbi Trust in the form of cash rather than our common stock. All employee and Company matching contributions under the Supplemental Contribution Plan are fully vested immediately.
Limited Perquisites
Executive perquisites are not part of our general compensation philosophy; however, we provide limited perquisites and personal benefits that are not generally available to all employees when necessary to attract top talent. For instance, beginning in 2021, certain of our senior executives, including each of the NEOs, are eligible for a tax and financial planning benefit, under which participating executives are reimbursed up to $10,000 per year for qualified services and participation in our executive physical program.
In addition, from time to time, we may set forth additional perquisites in offer letters or employment agreements we enter into with our executive officers. These arrangements are discussed under “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2021—Summary of NEO Offer Letters and Employment Agreements.” For example, in 2021, per his employment agreement, Mr. Miñarro Viseras was entitled to international school assistance and use of a company car.
Severance and Change in Control Agreements
The Company believes that reasonable and appropriate severance and change in control benefits are necessary in order to be competitive in the Company’s executive attraction and retention efforts. As discussed below, the offer letters we enter into with our NEOs provide for certain payments, rights and benefits to the NEOs upon an involuntary termination of employment without “cause” or a termination by the NEO for “good reason” (as such terms are defined in “Potential Payments to Named Executive Officers Upon Termination of Employment or Change in Control-Severance Arrangements and Restrictive Covenants” below). In addition, our equity award agreements provide for accelerated vesting upon a change in control in certain circumstances and upon certain qualifying terminations of employment, as more fully described above under “―Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2021―Terms of Equity Awards.”
Risk Management and Mitigation of Compensation Policies and Practices
The Committee has reviewed our incentive compensation programs, discussed the concept of risk as it relates to our compensation program, considered various mitigating factors, and reviewed these items with its independent consultant, Pearl Meyer. In addition, our Committee asked Pearl Meyer to conduct an independent risk assessment of our executive and other compensation programs. Based on these reviews and discussions, the Committee does not believe our compensation program creates risks that are reasonably likely to have a material adverse effect on our business.
For the foregoing reasons, the Committee has concluded that the programs by which our executives are compensated strike an appropriate balance between short-term and long-term compensation and incentivize our executives to act in a manner that prudently manages enterprise risk.
Employment Agreements
We entered into offer letters setting forth initial compensation and benefits, as well as severance terms, with Messrs. Reynal, Schiesl and Weatherred at the time of their initial employment. In addition, we entered into an employment agreement with Mr. Miñarro Viseras when he joined the Company in 2016, and we entered into a new employment agreement with him in October 2018 in connection with our competitive review of executive officer compensation. Full descriptions of the material terms of the employment agreements we entered into with Mr. Miñarro Viseras and the offer letters we entered into with Messrs. Reynal, Schiesl, and Weatherred are presented below in “―Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2021.”

Summary Compensation Table
The following table provides summary information concerning compensation of our NEOs for services rendered to us during the years indicated.
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Vicente Reynal, Chairman, President and Chief Executive Officer	2021	1,000,000	―	5,024,967	1,674,995	2,730,000	183,524	10,613,486
	2020	861,358	843,150	6,699,947	1,674,996	1,500,000	561,723	12,141,175
	2019	823,988	―	2,175,009	2,175,003	269,808	91,703	5,535,511

Vikram Kini, Senior Vice President, Chief Financial Officer	2021	487,500	122,455	824,952	274,995	773,500	119,806	2,603,208
	2020	340,562	247,455	849,930	249,994	286,475	46,886	2,021,301

Andrew Schiesl, SVP, General Counsel, Chief Compliance Officer and Secretary	2021	500,000	―	712,461	237,486	682,500	63,103	2,195,550
	2020	437,083	375,000	949,973	237,493	375,000	1,026,939	3,401,488
	2019	460,000	―	362,497	362,497	110,400	40,921	1,336,315

Enrique Miñarro Viseras, SVP & GM, Industrial Technologies and Services, EMEIA and Pressure and Vacuum Solutions Group(6)	2021	481,304	―	824,952	274,995	538,123	78,026	2,197,401
	2020	396,782	388,430	999,995	249,998	393,863	89,626	2,518,695
	2019	369,803	―	249,996	250,004	237,163	234,140	1,341,105

Michael Weatherred, SVP, IR Execution Excellence (IRX), Strategy & Business Development	2021	415,000	―	524,945	174,989	566,475	39,811	1,721,220
	2020	357,796	311,000	699,975	174,999	311,250	86,799	1,941,818
(1)
Reflects the salary amounts earned by our NEOs in the years indicated. In light of the uncertainty of the impacts of the COVID-19 pandemic at the time, each of our NEOs’ base salaries were reduced by 15% from April 1, 2020 through December 31, 2020. The details of changes in unadjusted salary rates from 2020 to 2021 is provided under “Compensation Discussion and Analysis - 2021 Executive Compensation Program in Detail - Base Salary”.

(2)
Amounts shown for 2020 reflect one-time bonuses made in recognition of extraordinary efforts related to the merger and integration as discussed in last year’s proxy statement. In addition, with respect to Mr. Kini, the amount shown for 2021 reflects the portion of a retention and relocation bonus earned in 2021 that was awarded to him in 2019 to encourage him to relocate to the Charlotte area after the Merger.

(3)
Represents the aggregate grant date fair value of the awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation (“FASB ASC Topic 718”), using the assumptions discussed in Note 16: “Stock-Based Compensation Plans” of the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021.

(4)	Amounts shown for 2021 reflect amounts earned under our 2021 MIP.
(5)	Amounts reported under All Other Compensation for 2021 reflect the following:
Name	Matching Contributions ($)(a)	Relocation Services ($)	Tax Gross-Up / Equalization Payments ($)(b)	Company Paid Life Insurance Premiums ($)	Tax Preparation and Financial Planning Services ($)	Other ($)(c)	Total Other Compensation ($)
Vicente Reynal	150,006	―	―	1,193	32,325	―	183,524
Vikram Kini	43,945	51,599	23,725	537	―	―	119,806
Andrew Schiesl	52,506	―	―	597	10,000	―	63,103
Enrique Miñarro Viseras	―	―	18,208	1,103	18,381	40,333	78,026
Michael Weatherred	29,316	―	―	495	10,000	―	39,811
(a)	Reflects Company matching contributions in the tax-qualified 401(k) Plan and the non-tax-qualified Supplemental Contribution Plan.
(b)	For Mr. Kini, reflects a tax equalization payment with respect to relocation payments. For Mr. Miñarro Viseras, value reflects a tax gross-up relating to reimbursement of school fees.
(c)
Reflects actual Company expenditures for use, including business use, of a Company car, including expenditures for the car lease and gas, and reimbursement of school fees for Mr. Miñarro Viseras' children.

(6)
Mr. Miñarro Viseras is based in Europe and compensated in Euros. We converted his 2021 cash compensation, his amounts earned under our 2021 MIP, and amounts shown in the “All Other Compensation” column for him to U.S. dollars at an exchange rate of 1.1357, which was the 5-year average exchange rate as of December 31, 2020.

Grants of Plan-Based Awards in 2021
			Estimated Possible Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	All Other Option Awards: Number of Securities Underlying Options(4) (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Vicente Reynal			$187,500	$1,500,000	$3,000,000
	2/23/21	2/18/21				36,749	73,497	146,994				3,349,993
	2/23/21	2/18/21							36,748			1,674,974
	2/23/21	2/18/21								93,107	$45.58	1,674,995
Vikram Kini			$53,125	$425,000	$850,000
	2/23/21	2/18/21				6,033	12,066	24,132				549,968
	2/23/21	2/18/21							6,033			274,984
	2/23/21	2/18/21								15,286	$45.58	274,995
Andrew Schiesl			$46,875	$375,000	$750,000
	2/23/21	2/18/21				5,211	10,421	20,842				474,989
	2/23/21	2/18/21							5,210			237,472
	2/23/21	2/18/21								13,201	$45.58	237,486
Enrique Miñarro Viseras			$52,144	$417,150	$834,299
	2/23/21	2/18/21				6,033	12,066	24,132				549,968
	2/23/21	2/18/21							6,033			274,984
	2/23/21	2/18/21								15,286	$45.58	274,995
Michael Weatherred			$38,906	$311,250	$622,500
	2/23/21	2/18/21				3,839	7,678	15,356				349,963
	2/23/21	2/18/21							3,839			174,982
	2/23/21	2/18/21								9,727	$45.58	174,989
(1)
Reflects the possible payouts of cash incentive compensation under the 2021 MIP. The actual amounts earned are described in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.” Mr. Miñarro Viseras is based in Europe and compensated in Euros. His Estimated Possible Non-Equity Incentive Plan Payout amounts were converted to U.S. dollars at an exchange rate of 1.1357, which was the 5-year average exchange rate as of December 31, 2020.

(2)
Reflects performance stock units granted under our 2017 Omnibus Incentive Plan. Actual earned award may range from 0% to 200% based on performance over a three-year performance period ending December 31, 2023. Vesting conditions and other key terms of these awards are discussed in more detail above under “Compensation Discussion and Analysis - 2021 Executive Compensation Program in Detail - Long-Term Equity Incentive Awards” and “Compensation Discussion and Analysis - 2021 Executive Compensation Program in Detail - 2021 Leadership and Compensation Developments.”

(3)
Reflects RSUs granted under our 2017 Omnibus Incentive Plan. Vesting conditions and other key terms of these awards are discussed in more detail above under “Compensation Discussion and Analysis - 2021 Executive Compensation Program in Detail - Long-Term Equity Incentive Awards” and “Compensation Discussion and Analysis - 2021 Executive Compensation Program in Detail - 2020 Leadership and Compensation Developments.”

(4)
Reflects stock options granted under our 2017 Omnibus Incentive Plan. Vesting conditions and other key terms of these awards are discussed in more detail above under “Compensation Discussion and Analysis - 2021 Executive Compensation Program in Detail - Long-Term Equity Incentive Awards” and “Compensation Discussion and Analysis - 2021 Executive Compensation Program in Detail - 2021 Leadership and Compensation Developments.”

(5)
Represents the grant date fair value of the awards computed in accordance with FASB ASC Topic 718, using the assumptions discussed in Note 16: “Stock-Based Compensation Plans” of the consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. The stock options have an exercise price per share equal to the closing price of the Company's common stock as reported on the NYSE on the date of grant.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2021
Summary of NEO Offer Letters and Employment Agreements
In general, the Company does not enter into employment agreements with employees, including our executive officers, however we do enter into offer letters with many of our executive officers. In addition, we did enter into an employment agreement with Mr. Miñarro Viseras in 2016 and a new employment agreement with him in October 2018. Descriptions of the offer letters we entered into with Messrs. Reynal, Schiesl, and Weatherred, and the employment agreement we entered into with Mr. Miñarro Viseras are provided below. All current NEOs serve at the will of our board of directors.

Offer Letter with Mr. Reynal
The Company entered into an offer letter with Mr. Reynal, dated April 17, 2015, which was modified by a letter, dated November 19, 2015, we entered into with Mr. Reynal in connection with his promotion to Chief Executive Officer of the Company (the offer letter, dated April 17, 2015, as so modified, the “Reynal Offer Letter”). The Reynal Offer Letter provides that, as of January 1, 2016, Mr. Reynal is entitled to receive a base salary of $750,000, which base salary was increased to $1,000,000 in March 2020, and that Mr. Reynal is entitled to participate in our annual MIP with a target award opportunity of 100% of his annual base salary, which target was increased to 150% of salary in March 2020.
In addition, pursuant to the terms of the Reynal Offer Letter, Mr. Reynal was expected to invest a minimum of $2,000,000, and was given the opportunity to invest significantly more, into our common stock, subject to satisfaction of applicable securities law requirements.
Mr. Reynal is also eligible to participate in the Company’s 401(k), Supplemental Contribution, medical, dental, life insurance and disability plans, along with a comprehensive wellness program.
The Reynal Offer Letter also contains severance arrangements, which are discussed below under “Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control.”
Offer Letter with Mr. Schiesl
The Company entered into an offer letter with Mr. Schiesl, dated November 25, 2013 (the “Schiesl Offer Letter”). The Schiesl Offer Letter provides that Mr. Schiesl is entitled to receive a base salary of $450,000, which base salary was increased to $500,000 in March 2020, and is eligible to participate in the annual MIP with a target award opportunity of 75% of his base salary.
Mr. Schiesl is also eligible to participate in the Company’s 401(k), Supplemental Contribution, medical, dental, life insurance and disability plans, along with a comprehensive wellness program.
The Schiesl Offer Letter also contains severance arrangements, which are discussed below under “Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control.”
Employment Agreement with Mr. Miñarro Viseras
The employment agreement the Company entered into with Mr. Miñarro Viseras on October 22, 2018 (the “Miñarro Viseras Employment Agreement”) provided that Mr. Miñarro Viseras was entitled to receive a base salary of €330,000, which base salary was increased to €432,125 in April 2021, was eligible to participate in the annual MIP with an award opportunity of up to 45% of his base salary, which target was increased to 85% of salary in March 2020, and was eligible to participate in our Management Equity Program.
Under the Miñarro Viseras Employment Agreement, in 2021, Mr. Miñarro Viseras was entitled to use of a company car and up to €53,061 per year of international school assistance for his children through the 2021 spring semester.
Under the Miñarro Viseras Employment Agreement, Mr. Miñarro Viseras was also covered under the standard group accident insurance of the Company.
Offer Letter with Mr. Weatherred
The Company entered into an offer letter with Mr. Weatherred, dated April 30, 2018 (the “Weatherred Offer Letter”), in connection with his appointment as Vice President, Gardner Denver Operating System. The Weatherred Offer Letter provides that Mr. Weatherred is entitled to receive an annual base salary of $345,000, which base salary was increased to $415,000 in March 2020, and to participate in the Company’s Management Incentive Plan with an annual target award opportunity of 50% of his annual base salary, which target was increased to 75% of salary in March 2020.
Mr. Weatherred was eligible to participate in the Company’s long-term incentive plan with a target annual equity grant opportunity equal to $275,000, which target annual equity grant opportunity was increased to $700,000 in March 2020.
The Weatherred Offer Letter also contains severance arrangements, which are discussed below under “Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control.”

Outstanding Equity Awards at 2021 Fiscal Year End
	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Options (#) Exercisable(1)	Number of Securities Underlying Options (#) Unexercisable(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)(3)	Market Value of Shares That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested (#)(4)
Vicente Reynal	5/24/15	438,486	―	$10.61	5/24/25
	5/24/15	258,488	―	$10.61	5/24/25
	5/10/16	292,702	―	$10.61	5/10/26
	5/10/16	292,701	―	$10.61	5/10/26
	2/22/18	71,174	71,175	$32.06	2/22/28	31,192	1,929,849
	2/21/19	110,070	110,072	$27.05	2/21/29	40,204	2,487,421
	3/6/20	42,729	128,189	$27.79	3/6/30	45,205	2,796,833	241,092(5)	14,916,362
	3/6/20					30,137	1,864,576
	2/23/21	―	93,107	$45.58	2/23/31	36,748	2,273,599	146,994(6)	9,094,519
Vikram Kini	3/19/14	84,576	―	$8.16	3/19/24
	3/19/14	84,577	―	$8.16	3/19/24
	12/9/16	7,066	―	$11.43	12/9/26
	12/9/16	7,066	―	$11.43	12/9/26
	2/22/18	7,117	7,118	$32.06	2/22/28	3,120	193,034
	2/21/19	10,121	10,122	$27.05	2/21/29	3,698	228,795
	3/6/20	3,821	11,465	$27.79	3/6/30	2,699	166,987	14,392(5)	890,433
	3/6/20					1,799	111,304
	6/30/20	3,330	9,991	$28.12	6/30/30	4,001	247,542	21,336(5)	1,320,058
	2/23/21	―	15,286	$45.58	2/23/31	6,033	373,262	24,132(6)	1,493,047
Andrew Schiesl	2/22/18	12,010	12,011	$32.06	2/22/28	5,264	325,684
	2/21/19	18,344	18,346	$27.05	2/21/29	6,701	414,591
	3/6/20	6,058	18,176	$27.79	3/6/30	6,410	396,587	34,184(5)	2,114,964
	3/6/20					4,273	264,371
	2/23/21	―	13,201	$45.58	2/23/31	5,210	322,343	20,842(6)	1,289,495
Enrique Miñarro Viseras	5/10/16	13,607	―	$10.61	5/10/26
	5/10/16	68,037	―	$10.61	5/10/26
	2/22/18	8,896	8,898	$32.06	2/22/28	3,900	241,293
	9/11/18	16,770	5,591	$26.18	9/11/28	2,388	147,746
	2/21/19	12,652	12,652	$27.05	2/21/29	4,622	285,963
	3/6/20	6,377	19,133	$27.79	3/6/30	6,747	417,437	35,984(5)	2,226,330
	3/6/20					4,498	278,291
	2/23/21	―	15,286	$45.58	2/23/31	6,033	373,262	24,132(6)	1,493,047
Michael Weatherred	5/14/18	7,350	2,450	$33.46	5/14/28	1,028	63,602
	2/21/19	8,856	8,857	$27.05	2/21/29	3,236	200,211
	3/6/20	4,464	13,393	$27.79	3/6/30	4,723	292,212	25,188(5)	1,558,382
	3/6/20					3,149	194,829
	2/23/21	―	9,727	$45.58	2/23/31	3,839	237,519	15,356(6)	950,076
(1)	Reflects vested and exercisable Time Options and Performance Options granted pursuant to our 2013 Stock Incentive Plan and 2017 Omnibus Incentive Plan.
(2)
Reflects unvested stock options granted prior to our initial public offering pursuant to our 2013 Stock Incentive Plan and unvested stock options granted from 2018 through 2020 pursuant to our 2017 Omnibus Incentive Plan. Stock options granted to our NEOs on February 22, 2018 vest in equal installments on the second, third, fourth, and fifth anniversaries of the grant date. All other unvested stock options granted to our NEOs vest in equal installments on each of the first four anniversaries of the grant date.

(3)
Reflects unvested RSUs and PSUs granted pursuant to our 2017 Omnibus Incentive Plan. RSUs granted to our NEOs on February 22, 2018 vest in equal installments on the second, third, fourth, and fifth anniversaries of the grant date. For NEOs with two rows of March 6, 2020 grants, the second grant of RSUs vests in equal installments on the first and second anniversaries of the grant date. All other RSUs granted to our NEOs vest in equal installments on the first four anniversaries of the grant date.

(4)	Values determined based on the December 31, 2021 closing price of the Company's common stock on the NYSE of $61.87.
(5)
Reflects PSUs that will vest, if at all, based on the Company’s achievement of the Relative TSR performance measure over the performance period beginning on January 1, 2020 and ending on December 31, 2022. As of December 31, 2021, the achievement level with respect to Relative TSR was between target and maximum. Accordingly, the number of PSUs reported in the table reflects the amount that would be earned for maximum performance. The actual number of shares that will vest with respect to the PSUs is not yet determinable.

(6)
Reflects PSUs that will vest, if at all, based on the Company’s achievement of the Relative TSR performance measure over the performance period beginning on January 1, 2021 and ending on December 31, 2023. As of December 31, 2021, the achievement level with respect to Relative TSR was between target and maximum. Accordingly, the number of PSUs reported in the table reflects the amount that would be earned for maximum performance. The actual number of shares that will vest with respect to the PSUs is not yet determinable.

Option Exercises and Stock Vested in 2021
The following table provides information regarding Options exercises and RSUs vested during fiscal 2021 for our NEOs.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Vicente Reynal	60,000	2,483,400	80,902	3,802,060
Vikram Kini	―	―	7,440	348,022
Andrew Schiesl	―	―	12,391	579,416
Enrique Miñarro Viseras	―	―	13,394	651,287
Michael Weatherred	―	―	7,367	354,556
(1)
Value realized on exercise is based on the gain, if any, equal to the difference between the fair market value of the stock acquired upon exercise on the exercise date less the exercise price, multiplied by the number of options exercised.

(2)
The value realized on vesting is based on the closing price of our common stock on the NYSE on the vesting date. If vesting occurs on a day on which the NYSE is closed, the value realized on vesting is based on the closing price on the last trading day prior to the vesting date.

Pension Benefits - Fiscal 2021
During 2021, no NEOs participated in either a tax-qualified or non-qualified defined benefit plan sponsored by the Company.
Non-Qualified Deferred Compensation - Fiscal 2021
Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Vicente Reynal	55,006	132,606	528,792	―	3,889,841
Vikram Kini	260,265	26,545	162,399	―	1,461,144
Andrew Schiesl	68,456	35,106	64,992	―	825,774
Enrique Miñarro Viseras	―	―	―	―	―
Michael Weatherred	―	11,916	23,200	―	144,971
(1)	The amounts in this column are reported as compensation for fiscal 2021 in the “Base Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table.
(2)
Represents the amount of the matching contribution made by us in accordance with our Supplemental Contribution Plan. Matching contributions are reported for the year in which the compensation against which the applicable deferral election is applied has been earned (regardless of whether such matching contribution is actually credited to the NEO's non-qualified deferred compensation account in that year or the following year). The amounts in this column are reported as compensation for fiscal 2021 in the “All Other Compensation” column of the Summary Compensation Table.

(3)	Amounts in this column are not reported as compensation for fiscal 2021 in the Summary Compensation Table since they do not reflect above-market or preferential earnings.
(4)
The amounts reported in this column include the following aggregate amounts for each of the following NEOs reported as compensation to such named executive officers for previous years in the “Base Salary,” “Non-Equity Incentive Plan Compensation” and “All Other Compensation” columns of the Summary Compensation Table: Mr. Reynal, $841,500 in fiscal 2016, $1,049,316 in fiscal 2017, $573,416 in fiscal 2018, $83,485 in fiscal 2019 and $361,310 in fiscal 2020; Mr. Kini, $207,607 in fiscal 2020; Mr. Schiesl, $65,536 in 2016, $114,162 in fiscal 2017, $50,766 in fiscal 2018, $46,000 in fiscal 2019 and $98,998 in fiscal 2020; and Mr. Weatherred, $20,994 in fiscal 2019 and $65,422 in fiscal 2020.

Non-qualified Deferred Compensation Plan
In addition to the 401(k) plan, U.S. employees with a salary band 8 or higher (generally senior director and above) are eligible to participate in the Supplemental Contribution Plan. The participant selects the deferral percentage for the Supplemental Contribution Plan at the time of initial enrollment in the Supplemental Contribution Plan or once per year in December for the following year. In December of each year, a participant may make a separate election to defer from the annual MIP award earned the following year and payable in the year thereafter. The Company matches each participant’s contributions to the Supplemental Contribution Plan with Company matching contributions. The Company match consists of $1 for each $1 the participant defers under the Supplemental Contribution Plan (up to the first 6% of a participant’s annual eligible compensation), less any matching contribution made to the 401(k) plan. The Company match is credited to the Supplemental Contribution Plan in the form of cash.
With respect to employee and Company matching contributions made to the Supplemental Contribution Plan on and after January 1, 2021, participants may elect to receive distributions related to each calendar year in a lump sum or 5-, 10-, or 15-year installments payable (i) when the participant separates from service with the Company or (ii) on a specific in-service date designated by the participant. For amounts deferred between January 1, 2019 and December 31, 2020, participants may elect to receive distributions in a lump sum or 5-, or 10-year installments payable (i) when the participant separates from service with the Company or (ii) on a specific in-service date designated by the participant. A participant makes these distribution elections for the specific year’s contributions at the time the participant makes the salary and MIP deferral elections in December for the following year. For amounts deferred before January 1, 2019, participants in the Supplemental Contribution Plan may elect to receive distributions of their plan account in either a lump sum or 5- or 10-year installments payable when the participant separates from service with the Company, subject to the terms and conditions of the Supplemental Contribution Plan. Loans are not permitted under the Supplemental Contribution Plan.
The investment options available to participants, including the NEOs, under the Supplemental Contribution Plan are similar to those offered to all of the participants in the 401(k) plan. Because some specific investment options available under the 401(k) plan are not available under the Supplemental Contribution Plan, the Company has made similar investment options available to the Supplemental Contribution Plan participants. Our stock is not a permitted investment option under the Supplemental Contribution Plan.
Potential Payments to Named Executive Officers upon Termination of Employment or Change in Control
The following table describes the potential payments and benefits that would have been payable to our NEOs under existing plans and arrangements assuming a qualifying termination if a termination or change in control occurred on December 31, 2021, the last business day of our 2021 fiscal year. A description of the provisions governing such payments under our agreements and any material conditions or obligations applicable to the receipt of payments is described below under “Severance Arrangements and Restrictive Covenants.”
The amounts shown in the table do not include payments and benefits to the extent they are provided generally to all salaried employees upon termination of employment and do not discriminate in scope, terms or operation in favor of the NEOs. These include accrued but unpaid salary and distributions of plan balances under our 401(k) savings plan.
Name	Cash Severance Payment ($)(1)	Continuation of Group Health Coverage ($)(2)	Accrued but Unused Vacation ($)(3)	Value of Stock Awards and Stock Option Acceleration ($)(4)	Total ($)
Vicente Reynal
Qualifying Termination	1,000,000	23,423	―	10,386,441	11,409,863
Change in Control (“CIC”)	―	―	―	22,419,337	22,419,337
Qualifying Termination and CIC	1,000,000	23,423	―	43,337,845	44,361,268
Vikram Kini
Qualifying Termination	500,000	23,423	―	1,140,782	1,664,204
Change in Control (“CIC”)	―	―	―	1,979,469	1,979,469
Qualifying Termination and CIC	500,000	23,423	―	4,450,713	4,974,136
Andrew Schiesl
Qualifying Termination	500,000	23,423	―	1,605,812	2,129,235
Change in Control (“CIC”)	―	―	―	3,178,819	3,178,819
Qualifying Termination and CIC	500,000	23,423	―	6,410,380	6,933,803
Enrique Miñarro Viseras
Qualifying Termination	490,764	―	―	1,754,122	2,244,886
Change in Control (“CIC”)	―	―	―	3,458,100	3,458,100
Qualifying Termination and CIC	490,764	―	―	7,008,488	7,499,252

Name	Cash Severance Payment ($)(1)	Continuation of Group Health Coverage ($)(2)	Accrued but Unused Vacation ($)(3)	Value of Stock Awards and Stock Option Acceleration ($)(4)	Total ($)
Michael Weatherred
Qualifying Termination	415,000	23,423	―	930,775	1,369,197
Change in Control (“CIC”)	―	―	―	2,342,213	2,342,213
Qualifying Termination and CIC	415,000	23,423	―	3,746,124	4,184,546
(1)	Cash severance payment includes the following:
•	Messrs. Reynal, Kini, Schiesl, and Weatherred - continued payment in substantially equal monthly installments over a 12-month period of their respective annual base salaries.
•
Mr. Miñarro Viseras - twelve months' notice in the event of his termination, with the option to terminate him immediately with a lump sum payment of twelve months' salary (for the purposes of this table, salary converted to U.S. dollars at an exchange rate of 1.1357, which was the 5-year average exchange rate as of December 31, 2020).

(2)
With respect to Messrs. Reynal, Kini, Schiesl, and Weatherred, reflects the cost of providing continued group health coverage (on the same basis as actively employed employees of the Company), subject to the executive's electing to receive benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), for a period of 12 months, assuming 2021 rates.

(3)	Amounts reported in this column reflect zero accrued but unused vacation days for each of our NEOs.
(4)
Unvested PSUs, RSUs and Options granted to our NEOs since 2018 vest and, in the case of options, become immediately exercisable upon a termination without “cause” (as defined below) within two years of a Change in Control. See “Treatment of Outstanding Equity Awards in the Event of Termination of Employment or Change in Control―Equity awards granted since 2018-2020” below.

Severance Arrangements and Restrictive Covenants
Under the terms of Messrs. Reynal’s, Schiesl’s and Weatherred’s offer letters, and the severance terms applicable to Mr. Kini, if the Company terminates their employment without “cause” or any of them terminates their employment for “good reason” (as such terms are defined in the applicable employment agreement or severance terms), subject to certain conditions and on-going commitments, they will be entitled to receive:
•	Continued payment over a 12-month period (the “Severance Period”) of their then-current annual base salary, payable in substantially equal monthly installments over the Severance Period; and
•
Continued group health coverage (on the same basis as actively employed employees of the Company), subject to the NEO’s electing to receive benefits under COBRA, for 12 months following the date his employment terminates (or, if earlier, through the date the NEO becomes employed by another employer and eligible for health insurance coverage at such employer).

Under our agreement with Mr. Miñarro Viseras, we are required to provide him 12 months’ notice in the event of his termination, with the option to terminate him immediately with a lump sum payment of 12 months’ salary.
For more details of these agreements, see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in 2021―Summary of NEO Offer Letters and Employment Agreements.”
In addition to the payments described above, each of our NEOs is entitled to receive a distribution of all vested amounts under our Supplemental Contribution Plan. See “―Non-Qualified Deferred Compensation Fiscal 2021.”
Treatment of Outstanding Equity Awards in the Event of Termination of Employment or Change in Control
The outstanding RSU and option awards we have granted to our NEOs provide for accelerated vesting in the event of certain qualifying terminations of employment as described below and/or, in certain circumstances described below, in connection with a change in control.
Equity awards granted prior to our initial public offering
Effect of Change in Control on Expiration of Vested Options. As of December 31, 2021, all equity awards granted prior to our initial public offering have vested. Except as provided in the Management Stockholder’s Agreement described below under “Transactions with Related Persons—Arrangements with Our Executive Officers, Directors and Advisors—Management, Director and Advisor Stockholder’s Agreements,” all vested options will expire upon the earliest to occur of the following events: (1) the tenth anniversary of the date such options were granted, so long as the NEO remains employed with the Company through such date; (2) the first anniversary of the termination of the NEO’s employment with the Company because of death or Disability (as defined in the option award agreement); (3) one hundred eighty (180) days after the termination of the NEO’s employment with the Company without “cause” (as defined in the option award agreement) (except due to death or Disability) or the NEO’s resignation for “good reason” (as defined in the option award agreement); (4) the date the NEO’s employment is terminated by the Company for “cause;” or (5) thirty (30) days after the NEO’s employment is terminated by the NEO without “good reason.” In addition, at the discretion of the Company, options may be cancelled at the effective date of a merger, consolidation, or other transaction or capital change of the Company, in accordance with the terms of the 2013 Stock Incentive Plan, in exchange for a payment (payable in cash or other consideration depending on the terms of the transaction) per share equal to the excess, if any, of (x) the per share consideration paid to stockholders of the Company in the transaction over (y) the exercise price of the option.
Equity awards granted 2018-2021
Effect of Qualifying Termination on Vesting of PSUs, RSUs, and Options. In the event of an NEO’s termination without Cause (as defined below) or Approved Retirement (as defined below), such NEO’s outstanding RSUs and options that would have vested on the first vesting date otherwise scheduled to occur immediately following the date of such termination without Cause or Approved Retirement will vest as of the date of such termination without Cause or Approved Retirement, as applicable. In the event of an NEO’s death or Disability (as defined in the 2017 Omnibus Incentive Plan), such NEO’s outstanding RSUs and options that would have vested on the first and second vesting date otherwise scheduled to occur immediately following the date of such death or Disability shall vest as of the date of death or Disability. Notwithstanding the foregoing, if the Company receives a legal opinion that there has been a legal judgment and/or legal development in the NEO’s jurisdiction that would likely result in the favorable treatment that applies to the RSUs and options if the NEO’s termination occurs as a result of NEO’s Approved Retirement being deemed unlawful and/or discriminatory, the Company may determine that the NEO’s Retirement (as defined below) is no longer an Approved Retirement.
In the event of an NEO’s termination without Cause, Approved Retirement or death or Disability occurring after the expiration of the Performance Period and before the vesting date, the PSUs that would have vested on the vesting date will vest on the vesting date.
Effect of a Change in Control on Vesting of PSUs, RSUs, and Options. In the event of an NEO’s termination without Cause during the two-year period following a Change in Control (as defined in our 2017 Omnibus Incentive Plan), all of such NEO’s outstanding RSUs and options will immediately vest as of the date of such termination without Cause.
With respect to the PSUs, if a Change in Control occurs during the Performance Period, then the calculation of the number of PSUs that will vest is conducted as though (i) the last day of the Performance Period was the date of the Change in Control and (ii) the Company’s stock price at the end of the Performance Period was the price per share of the Company’s common stock payable in connection with such Change in Control. The number of PSUs resulting from such calculation will be the number that will vest upon the consummation of such Change in Control.
For purposes of the foregoing: “Approved Retirement,” “Cause,” “Detrimental Activity,” and “Retirement” have the definitions set forth in the relevant grant agreement or the 2017 Omnibus Incentive Plan, as applicable.

Director Compensation in Fiscal 2021
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Kirk E. Arnold	77,500	175,000	―	252,500
Elizabeth Centoni	75,000	175,000	―	250,000
William P. Donnelly	100,000	175,000	(2)	375,000
Gary D. Forsee	85,000	175,000	―	260,000
John Humphrey	100,000	175,000	―	375,000
Marc E. Jones	81,250	175,000	―	256,250
Vicente Reynal	―	―	―	―
Peter M. Stavros(3)	―	―	―	―
Joshua T. Weisenbeck(3)	―	―	―	―
Tony L. White	75,000	175,000	―	250,000
(1)
Represents the aggregate grant date fair value of stock awards granted during 2021 computed in accordance with FASB ASC Topic 718. The aggregate number of RSUs outstanding as of December 31, 2021 for each of Mses. Arnold and Centoni and Messrs. Donnelly, Forsee, Humphrey, Jones and White was 3,839. These restricted stock units vested in full on February 23, 2022.

(2)
In May 2017, we granted 44,799 time-vesting options to Mr. Donnelly (the “Donnelly Time Options”) to purchase shares of our common stock at an exercise price of $20.00 per share. All of the Donnelly Time Options are fully vested and exercisable.

(3)	Messrs. Stavros and Weisenbeck resigned from our Board of Directors in November 2021. In connection with their resignations, the Company reduced the size of the Board from ten to eight directors.
Description of Director Compensation
This section contains a description of the material terms of our compensation arrangements for our non-employee directors in 2021.
Former Directors Associated with KKR
Our former non-employee directors associated with Kohlberg Kravis and Roberts & Co. L.P. (“KKR”), Messrs. Stavros and Weisenbeck, received no compensation for their service on our Board of Directors in 2021.
Messrs. Donnelley, Forsee, Humphrey, Jones and White and Mses. Arnold and Centoni
Following a competitive market assessment of non-employee director compensation conducted by Pearl Meyer in connection with the Merger, the Board adopted the following director compensation program for each of our non-employee directors not associated with KKR.
•	Annual cash retainer of $75,000, payable quarterly in arrears and prorated for any partial year of service;
•
Additional annual cash retainer of $25,000, payable quarterly in arrears, for serving as the chairperson of our Audit Committee and an additional $10,000 annual cash retainer, payable quarterly in arrears, for serving as a member of such committee, prorated, in each case, for any partial year of service;

•
Additional annual cash retainer of $15,000, payable quarterly in arrears, for serving as the chairperson of our Compensation Committee, Nominating Governance Committee or our Sustainability Committee, prorated, in each case, for any partial year of service; and

•	An annual equity award having a fair market value of $175,000, payable in RSUs, which vests on the anniversary of the grant date.
Our directors were not paid any fees for attending meetings, however, our directors are reimbursed for reasonable travel and related expenses associated with attendance at Board or committee meetings.
Effective as of January 1, 2022, the retainer amounts described above for serving as a member or chairperson of our Board committees will be paid in the form of RSUs. Additionally, our Lead Director, Mr. Donnelly, will receive an annual equity award having a fair market value of $35,000, payable in RSUs, which vests on the anniversary of the grant date, to compensate him for the additional time and responsibilities associated with this role. We believe that an equity-focused compensation scheme for our directors strengthens the alignment of interests of our directors and stockholders.
In connection with his election to our Board of Directors, Mr. Donnelly received the Donnelly Time Options, a grant of options under the 2013 Stock Incentive Plan with a fair value of $400,000, which vested and became exercisable in equal parts on December 31, 2017 and December 31, 2018.
Vested Donnelly Time Options expire upon the earliest to occur of the following events: (1) the tenth anniversary of the date such options were granted; (2) the first anniversary of the cessation of Mr. Donnelly’s service to the Company because of death or Disability (as defined in the option award agreement); (3) one hundred eighty (180) days after the cessation of Mr. Donnelly’s service to the Company without Cause (as defined in the option award agreement) (except due to death or Disability); (4) the date Mr. Donnelly’s service is terminated by the Company for Cause; or (5) pursuant to the repurchase rights in the Director Stockholder’s Agreement described below. In addition, at the discretion of the Company, options may be cancelled at the effective date of a merger, consolidation, or other transaction or capital change of the Company, in accordance with the terms of the 2013 Stock Incentive Plan, in exchange for a payment (payable in cash or other consideration depending on the terms of the transaction) per share equal to the excess of (x) the per share consideration paid to stockholders of the Company in the transaction over (y) the exercise price of the option.
In connection with his option awards, Mr. Donnelly became party to a Director Stockholder’s Agreement. Under the Director Stockholder’s Agreement, Mr. Donnelly is subject to covenants not to (1) disclose confidential information, (2) solicit customers and certain employees, consultants and independent contractors of the Company, (3) compete with the Company and (4) disparage the Company.
Stock Ownership and Retention Policy
Our directors are also subject to the stock ownership guidelines and retention policy described under “Compensation Discussion and Analysis―Other Compensation Practices and Policies that Align Our NEOs to Our Stockholders―Stock Ownership and Retention Policy.”
Compensation Committee Interlocks and Insider Participation
During 2021, each of Messrs. Weisenbeck, Donnelly and Jones and Ms. Arnold served on our Compensation Committee. None of the current, or in the case of Mr. Weisenbeck, former, members of our Compensation Committee has at any time been one of our executive officers or employees. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K (“Item 402(u)”), the Company is providing the following information regarding the relationship of the annual total compensation of Vicente Reynal, our Chief Executive Officer (“CEO”) to the median all of our employees (except Mr. Reynal), calculated in a manner consistent with Item 402(u). For 2021, our last completed fiscal year:
•	The median of the annual total compensation of all of our employees, excluding our CEO, was $51,757.
•	The annual total compensation of our CEO was $10,613,486.
Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all of our employees except our CEO was 205:1.
We determined that, as of December 31, 2021, our employee population consisted of 15,454 individuals, including full time, part time, and temporary employees.
To identify our “median employee” from this employee population, we obtained annual base salary and target annual bonus information as of December 31, 2021 from our internal payroll records for each employee in our employee population. We believe this consistently applied compensation measure reasonably reflects annual compensation across our employee base. Base salary amounts for employees located outside the United States and compensated in currencies other than U.S. dollars were converted to U.S. dollars based on the average annual exchange rate for 2021. We then ranked the resulting annual base salary plus target annual bonus amounts for all of the employees in the employee population other than our CEO to determine our median employee. Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K for the Summary Compensation Table. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our Summary Compensation Table set forth above in this Proxy Statement.

OWNERSHIP OF SECURITIES
The following table and accompanying footnotes set forth information regarding the beneficial ownership of our common stock as of April 20, 2022 by: (1) each person known to us to beneficially own more than 5% of our common stock, (2) each of the named executive officers, (3) each of our directors and (4) all of our directors and executive officers as a group.
As of April 20, 2022, there were 406,123,328 shares of our common stock outstanding. Beneficial ownership is determined in accordance with the rules of the SEC, and includes common stock of which that person has the right to acquire beneficial ownership within 60 days of April 20, 2022.
Name of beneficial owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding
Beneficial Owners of More than 5%
The Vanguard Group(1)	43,230,549	10.6%
T. Rowe Price(2)	57,765,282	14.2%
Artisan(3)	22,816,001	5.6%
BlackRock, Inc.(4)	29,189,900	7.2%
JPMorgan Chase & Co.(5)	24,335,011	6.0%
Directors and Named Executive Officers:
Vicente Reynal(6)(7)	2,013,113	*
Vikram Kini(6)	241,519	*
Andrew Schiesl(6)	139,245	*
Enrique Miñarro Viseras(6)	172,013	*
Michael A. Weatherred(6)	48,148	*
Kirk E. Arnold	10,963	*
Elizabeth Centoni	14,757	*
William P. Donnelly(6)	102,198	*
Gary D. Forsee	34,417	*
John Humphrey	18,656	*
Marc E. Jones	14,757	*
Tony L. White	33,938	*
All directors and executive officers as a group (16 persons(6))	3,043,368	*
*	Less than 1 percent
(1)
Beneficial ownership information is based on information contained in the Schedule 13G/A filed on February 10, 2022 on behalf of The Vanguard Group and its subsidiaries, Vanguard Asset Management, Limited, Vanguard Fiduciary Trust Company, Vanguard Global Advisors, LLC, Vanguard Group (Ireland) Limited, Vanguard Investments Australia, Ltd, Vanguard Investments Canada Inc., Vanguard Investments Hong Kong Limited and Vanguard Investments UK, Limited. According to the schedule, included in the shares of our common stock listed above as beneficially owned by The Vanguard Group are 0 shares over which The Vanguard Group has sole voting power, 639,789 shares over which The Vanguard Group has shared voting power, 41,590,210 shares over which The Vanguard Group has sole dispositive power and 1,640,339 shares over which The Vanguard Group has shared dispositive power. The address of the principal business office of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(2)
Beneficial ownership information is based on information contained in the Schedule 13G/A filed on February 14, 2022 on behalf of T. Rowe Price Associates, Inc. (“Price Associates”). According to the schedule, included in the shares of our common stock listed above as beneficially owned by Price Associates, are 22,936,866 over which Price Associates has sole voting power, 0 shares over which Price Associates has shared voting power, 57,765,282 shares over which Price Associates has sole dispositive power and 0 shares over which Price Associates has shared dispositive power. According to the schedule, Price Associates does not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients which Price Associates serves as investment adviser. Any and all discretionary authority which has been delegated to Price Associates may be revoked in whole or in part at any time. According to the schedule, except as may be indicated if the filing is a joint filing with one of the registered investment companies sponsored by Price Associates which it also serves as an investment adviser not more than 5% of the class of such securities is owned by any one client subject to the investment advice of Price Associates. The principal business address of Price Associates and Price Growth Fund is 100 E. Pratt Street, Baltimore, MD 21202.

(3)
Beneficial ownership information is based on information contained in the Schedule 13G filed on February 4, 2022 by Artisan Partners Limited Partnership (“APLP”), Artisan Investments GP LLC (“Artisan Investments”), Artisan Partners Holdings LP (“Artisan Holdings”) and Artisan Partners Asset Management Inc. (“APAM”) (APLP, Artisan Investments, Artisan Holdings, and APAM,

collectively, “Artisan”), in which Artisan reported that it has sole voting power over 0 shares, shared voting power over 19,699,722 shares, sole dispositive power over 0 shares and shared dispositive power over 22,816,001 shares of the Company. According to the schedule, Artisan Holdings is the sole limited partner of APLP and the sole member of Artisan Investments; Artisan Investments is the general partner of APLP; APAM is the general partner of Artisan Holdings. The principal business address of each of APLP, Artisan Investments, Artisan Holdings, and APAM is 875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202.
(4)
Beneficial ownership information is based on information contained in the Schedule 13G/A filed on February 3, 2022 by BlackRock, Inc. in which BlackRock, Inc. reported that it has sole voting power over 25,793,861 shares and sole dispositive power over 29,189,900 shares held by BlackRock Life Limited, BlackRock International Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock Asset Management North Asia Limited, BlackRock (Singapore) Limited and BlackRock Fund Managers Ltd. The principal business address of BlackRock, Inc. is 55 East 52nd St., New York, NY 10055.

(5)
Beneficial ownership information is based on information contained in the Schedule 13G filed on January 24, 2022 by JPMorgan Chase & Co. (“JPM”), in which JPM reported that it has sole voting power over 22,680,356 shares, shared voting power over 126,176, sole dispositive power over 23,925,610 shares and shared dispositive power over 400,979 shares held by J.P. Morgan Trust Company of Delaware, J.P. Morgan Securities LLC, JPMorgan Chase Bank, National Association, JPMorgan Asset Management (ASIA PACIFIC) Limited, JPMorgan Asset Management (UK) Limited, J.P.Morgan (Suisse) SA, J.P. Morgan Investment Management Inc., JPMorgan Asset Management (Japan) Limited, J.P. Morgan Private Investments Inc. The principal business address of JPM is 383 Madison Avenue New York, NY 10179.

(6)
The number of shares reported includes shares covered by options that are exercisable within 60 days and RSUs that vest within 60 days as follows: Mr. Reynal, 1,662,979; Mr. Gillespie, 93,821; Ms. Keene, 9,442; Mr. Kendall-Jones, 67,246; Mr. Kini, 221,396; Mr. Schiesl, 60,949; Mr. Miñarro Viseras, 147,313; Mr. Weatherred, 35,471; Mr. Donnelly, 44,799; all directors and executive officers as a group, 2,343,416.

(7)
The number of shares reported includes 75,000 shares held in a trust for the benefit of Mr. Reynal’s descendants, 153,230 shares held in a trust for the benefit of Mr. Reynal and his spouse and 22,500 shares held in a trust for the benefit of Mr. Reynal’s spouse and descendants.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the 1934 Act requires the Company’s Directors and certain officers, as well as persons who beneficially own more than 10% of the outstanding shares of Common Stock, to file reports regarding their initial stock ownership and subsequent changes to their ownership with the SEC.
Based solely on a review of the reports filed for fiscal year 2021 and the period through the date hereof and related written representations and except as previously reported, we believe that all Section 16(a) reports were filed on a timely basis, except as follows: (i) for Elizabeth Meloy Hepding, a late Form 3 filing and a late Form 4 filing related to a grant of RSUs and stock options, (ii) for Kathleen M. Keene, a late Form 4 filing related to a grant of RSUs and stock options, (iii) for Michael J. Scheske, a timely filed Form 4 that inadvertently reported an incorrect number of shares underlying a grant of RSUs and stock options, in each case, due to administrative oversight and (iv) for Vikram Kini, a timely filed Form 4 that inadvertently reported an incorrect balance of shares held due to an administrative computational error.

TRANSACTIONS WITH RELATED PERSONS
Arrangements with KKR, a Former Related Party
Affiliates of KKR served on the Company’s board of directors until November 2021 and KKR maintained an equity interest above 5% in the Company until August 2021. KKR did not own any shares of common stock as of December 31, 2021.
As a result, KKR is no longer considered a related party of the Company covered by Item 403(a) of Regulation S-K.
However, KKR was a greater than 5% holder and thus a related party of the Company during the year ended December 31, 2021, and at the time that the following transactions and arrangements were in effect, which therefore requires such transactions and arrangements to be reported in this Proxy Statement.
Secondary Offering
On August 6, 2021, KKR completed a secondary offering to sell its remaining 29,788,635 shares of common stock, of which Ingersoll Rand purchased 14,894,317 shares for $49.05 per share (the “Final Offering”).
Resignation of KKR Nominated Board Members
As a result of the Final Offering, Messrs. Stavros and Weisenbeck resigned from our Board in November 2021 and there are no KKR nominated directors serving on our Board. In connection with their resignations, the Company reduced the size of the Board from ten to eight directors.
Termination of Stockholders Agreement and Registration Rights Agreement
In connection with our initial public offering, we entered into a stockholders agreement with certain affiliates of KKR, which stockholders agreement was subsequently amended on April 30, 2019, in connection with the Merger, and provided KKR with certain director nomination rights. In connection with our acquisition by KKR on July 30, 2013 (the “KKR Transaction”), certain affiliates of KKR entered into a registration rights agreement with us. In connection with the completion of our initial public offering, we and KKR entered into an amended and restated registration rights agreement. These agreements are no longer in effect as of the Final Offering. For a summary of the material terms of these agreements, see our Proxy Statement filed with the SEC on April 29, 2021, under “Transactions with Related Persons―Arrangements with KKR.”
Indemnification Agreement
In connection with the KKR Transaction, we also entered into a separate indemnification agreement with KKR and certain of its affiliates, which provides customary exculpation and indemnification provisions in favor of KKR and such affiliates in connection with the services provided to us under monitoring, transaction fee and syndication fee agreements we entered into with KKR or otherwise.
Policies and Procedures for Related Person Transactions
Our Board of Directors has adopted a written statement of policy regarding transactions with related persons, which we refer to as our “related person transaction policy.” Our related person transaction policy requires that (a) any “related person transaction” (defined as any transaction that is anticipated would be reportable by us under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest) be approved or ratified by an approving body comprised of the disinterested members of our Board of Directors or any committee of the Board of Directors (provided that a majority of the members of the Board of Directors or such committee, respectively, are disinterested) and (b) any employment relationship or transaction involving an executive officer and any related compensation be approved by the Compensation Committee of the Board of Directors or recommended by the Compensation Committee to the Board of Directors for its approval. In connection with the review and approval or ratification of a related person transaction:
•
management must disclose to the committee or disinterested directors, as applicable, the name of the related person and the basis on which the person is a related person, the material terms of the related person transaction, including the approximate dollar value of the amount involved in the transaction, and all the material facts as to the related person’s direct or indirect interest in, or relationship to, the related person transaction;

•
management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction complies with the terms of our agreements governing our material outstanding indebtedness that limit or restrict our ability to enter into a related person transaction;

•
management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction will be required to be disclosed in our applicable filings under the Securities Act or the Exchange Act, and related rules, and, to the extent required to be disclosed, management must ensure that the related person transaction is disclosed in accordance with such Acts and related rules; and

•
management must advise the committee or disinterested directors, as applicable, as to whether the related person transaction constitutes a “personal loan” for purposes of Section 402 of the Sarbanes-Oxley Act of 2002.

In addition, the related person transaction policy provides that the committee or disinterested directors, as applicable, in connection with any approval or ratification of a related person transaction involving a non-employee director or director nominee, should consider whether such transaction would compromise the director or director nominee’s status as an “independent” or “non-employee” director, as applicable, under the rules and regulations of the SEC and the NYSE.

STOCKHOLDER PROPOSALS FOR THE 2023 ANNUAL MEETING
If any stockholder wishes to propose a matter for consideration at our 2023 Annual Meeting of Stockholders, the proposal should be mailed by certified mail return receipt requested, to our Corporate Secretary, Ingersoll Rand Inc., 525 Harbor Place Drive, Suite 600, Davidson, North Carolina 28036. To be eligible under the SEC’s stockholder proposal rule (Rule 14a-8(e) of the Exchange Act) for inclusion in our 2023 Annual Meeting Proxy Statement and form of proxy, a proposal must be received by our Corporate Secretary on or before December 30, 2022. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received.
In addition, our Bylaws permit stockholders to nominate directors and present other business for consideration at our Annual Meeting of Stockholders. To make a director nomination or present other business for consideration at the Annual Meeting of Stockholders to be held in 2023, you must submit a timely notice in accordance with the procedures described in our Bylaws. To be timely, a stockholder’s notice shall be delivered to the Corporate Secretary at the principal executive offices of our Company not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting. Therefore, to be presented at our Annual Meeting to be held in 2023, such a proposal must be received on or after February 16, 2023, but not later than March 18, 2023. In the event that the date of the Annual Meeting of Stockholders to be held in 2023 is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of this year’s Annual Meeting of Stockholders, such notice by the stockholder must be so received no earlier than 120 days prior to the Annual Meeting of Stockholders to be held in 2023 and not later than the later of the 90th day prior to such Annual Meeting of Stockholders to be held in 2023 or ten (10) calendar days following the day on which public announcement of the date of such Annual Meeting is first made. Any such proposal will be considered timely only if it is otherwise in compliance with the requirements set forth in our Bylaws. The proxy solicited by the Board for the 2023 Annual Meeting of Stockholders will confer discretionary authority to vote as the proxy holders deem advisable on such stockholder proposals which are considered untimely.
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 17, 2023.
HOUSEHOLDING OF PROXY MATERIALS
SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies by reducing printing and mailing costs and helps the environment by conserving natural resources. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will generally continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. If your household received a single Notice of Internet Availability of Proxy Materials or, if applicable, a single set of proxy materials this year, but you would prefer to receive your own copy, please contact Broadridge Householding Department, by calling their toll free number, 1-866-540-7095 or by writing to: Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. You will be removed from the householding program within 30 days of receipt of your instructions at which time you will then be sent separate copies of the documents.

OTHER BUSINESS
The Board does not know of any other matters to be brought before the meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment.
By Order of the Board of Directors,

Andrew Schiesl
Corporate Secretary
We make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q and 8-K. To access these filings, go to our website (www.irco.com) and click on “Financials―SEC Filings” under the “Investors” heading.
Copies of our Annual Report on Form 10-K for the year ended December 31, 2021, including financial statements and schedules thereto, filed with the SEC, are also available without charge to stockholders upon written request addressed to:
Corporate Secretary
Ingersoll Rand Inc.
525 Harbor Place Drive, Suite 600
Davidson, North Carolina 28036

ANNEX A
Reconciliation of GAAP Measures to Non-GAAP Measures
In addition to consolidated GAAP financial measures, Ingersoll Rand reviews various non-GAAP financial measures, including “Adjusted EBITDA,” “Supplemental Adjusted EBITDA,” and “Supplemental Adjusted Revenue.”
Ingersoll Rand believes Supplemental Adjusted EBITDA and Supplemental Adjusted Revenue are helpful supplemental measures to assist management and investors in evaluating the Company’s operating results as they provide supplemental information about the Company’s financial performance on a combined basis as if the Merger had occurred on January 1, 2019. Ingersoll Rand believes Adjusted EBITDA, Supplemental Adjusted EBITDA, and Supplemental Adjusted Revenue are helpful supplemental measures to assist management and investors in evaluating the Company’s operating results as they exclude certain items that are unusual in nature or whose fluctuation from period to period do not necessarily correspond to changes in the operations of Ingersoll Rand’s business. Adjusted EBITDA represents net income before interest, taxes, depreciation, amortization and certain non-cash, non-recurring and other adjustment items. Supplemental Adjusted EBITDA represents Adjusted EBITDA as if the Merger had occurred on January 1, 2019. Ingersoll Rand believes that the adjustments applied in presenting Adjusted EBITDA and Supplemental Adjusted EBITDA are appropriate to provide additional information to investors about certain material non-cash items and about non-recurring items that the Company does not expect to continue at the same level in the future. Supplemental Adjusted Revenue represents revenue for the Company as if the Merger had occurred on January 1, 2019.
Management and Ingersoll Rand’s board of directors regularly use these measures as tools in evaluating the Company’s operating and financial performance and in establishing discretionary annual compensation. Such measures are provided in addition to, and should not be considered to be a substitute for, or superior to, the comparable measures under GAAP. In addition, Ingersoll Rand believes that Adjusted EBITDA is frequently used by investors and other interested parties in the evaluation of issuers, many of which also present Adjusted EBITDA when reporting their results in an effort to facilitate an understanding of their operating and financial results and liquidity.
Adjusted EBITDA, Supplemental Adjusted EBITDA and Supplemental Adjusted Revenue should not be considered as alternatives to net income or any other performance measure derived in accordance with GAAP. Adjusted EBITDA, Supplemental Adjusted EBITDA and Supplemental Adjusted Revenue have limitations as analytical tools, and you should not consider such measures either in isolation or as substitutes for analyzing Ingersoll Rand’s results as reported under GAAP.
Reconciliations of Adjusted EBITDA, Supplemental Adjusted EBITDA and Supplemental Adjusted Revenue to their most comparable U.S. GAAP financial metrics for historical periods are presented in the tables below.

INGERSOLL RAND INC. AND SUBSIDIARIES
UNAUDITED ADJUSTED FINANCIAL INFORMATION BY SEGMENT
(Dollars in millions)
For the Twelve Month Period Ended December 31, 2021
Ingersoll Rand
Orders	$5,764.5
Revenues	5,152.4
Adjusted EBITDA	1,191.9
Adjusted EBITDA Margin	23.1%

Industrial Technologies & Services
Orders	$4,678.8
Revenues	4,161.0

Precision & Science Technologies
Orders	$1,085.7
Revenues	991.4

INGERSOLL RAND INC. AND SUBSIDIARIES
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA AND ADJUSTED EBITDA MARGIN
(Dollars in millions)
For the Twelve Month Period Ended December 31, 2021
Net Income	$565.0
Less: Income from discontinued operations	121.0
Less: Income tax provision from discontinued operations	(79.4)
Income from continuing operations, net of tax	523.4
Plus:
Interest expense	87.7
Provision for income taxes	(21.8)
Depreciation expense	85.1
Amortization expense	332.9
Restructuring and related business transformation costs	18.8
Acquisition related expenses and non-cash charges	65.2
Stock-based compensation	95.9
Foreign currency transaction gains, net	(12.0)
Loss on equity method investments	11.4
Loss on extinguishment of debt	9.0
Adjustments to LIFO inventories	33.2
Gain on settlement of post-acquisition contingencies	(30.1)
Other adjustments	(6.8)
Adjusted EBITDA	$1,191.9

INGERSOLL RAND INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL ADJUSTED COMBINED FINANCIAL INFORMATION BY SEGMENT
(Dollars in millions)
	For the Twelve Month Period Ended December 31,
	2020	2019
Ingersoll Rand
Supplemental Adjusted Orders	$4,410.4	$4,829.9
Supplemental Adjusted Revenue (non-GAAP)	4,344.4	4,907.8
Supplemental Adjusted EBITDA (non-GAAP)	933.9	960.2
Supplemental Adjusted EBITDA Margin (non-GAAP)	21.5%	19.6%

Industrial Technologies & Services
Supplemental Adjusted Orders	$3,576.2	$3,983.0
Supplemental Adjusted Revenue (non-GAAP)	3,540.0	4,057.5

Precision & Science Technologies
Supplemental Adjusted Orders	$834.2	$846.9
Supplemental Adjusted Revenue (non-GAAP)	804.4	850.3

INGERSOLL RAND INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL ADJUSTED COMBINED FINANCIAL INFORMATION RECONCILIATION OF GAAP REVENUE TO SUPPLEMENTAL ADJUSTED REVENUE BY SEGMENT AND FOR THE COMPANY
(Dollars in millions)
	For the Twelve Month Period Ended December 31, 2020			For the Twelve Month Period Ended December 31, 2019
	GAAP Revenue	Adjustments(1)	Supplemental Adjusted Revenue	GAAP Revenue	Adjustments(2)	Supplemental Adjusted Revenue
Segment
Industrial Technologies & Services	$3,248.2	$291.8	$3,540.0	$1,700.9	$2,356.6	$4,057.5
Precision & Science Technologies	725.0	79.4	804.4	316.6	533.7	850.3
Total Company	$3,973.2	$371.2	$4,344.4	$2,017.5	$2,890.3	$4,907.8
(1)	For the year ended December 31, 2020, the “Adjustments” column represents the impact of two months (January and February of 2020) of standalone legacy Ingersoll Rand Industrial Segment activity.
(2)	For the year ended December 31, 2019, the “Adjustments” column represents the impact of one full year of 2019 standalone legacy Ingersoll Rand Industrial Segment activity.

INGERSOLL RAND INC. AND SUBSIDIARIES
UNAUDITED SUPPLEMENTAL ADJUSTED COMBINED FINANCIAL INFORMATION RECONCILIATION OF GAAP NET INCOME TO ADJUSTED EBITDA AND SUPPLEMENTAL ADJUSTED EBITDA
(Dollars in millions)
	For the Twelve Month Period Ended December 31,
	2020	2019
Net Income (Loss) (GAAP)	$(32.4)	$159.1
Less: Income from discontinued operations	26.0	80.7
Less: Income tax provision from discontinued operations	(1.6)	(18.9)
Income (loss) from continuing operations, net of tax	(56.8)	97.3
Plus(1):
Interest expense	111.1	88.4
Provision for income taxes	11.4	12.9
Depreciation expense	75.3	41.2
Amortization expense	335.1	105.3
Impairment of intangible assets	19.9	—
Restructuring and related business transformation costs	88.0	19.6
Acquisition related expenses and non-cash charges	181.5	54.6
Stock-based compensation	47.0	20.2
Foreign currency transaction losses, net	18.6	7.3
Loss on extinguishment of debt	2.0	0.2
Shareholder litigation settlement recoveries	—	(6.0)
Adjustments to LIFO inventories	39.8	0.2
Other adjustments	5.2	0.4
Adjusted EBITDA(1)	878.1	441.6
Additional Segment Adjusted EBITDA Adjustments(2):
Industrial Technologies & Services	$40.3	$424.8
Precision & Science Technologies	20.4	140.2
Incremental corporate expenses not allocated to segments	(4.9)	(46.4)
Supplemental Adjusted EBITDA	933.9	960.2
(1)	These amounts are reported in accordance with US GAAP and have not been adjusted to reflect the pro forma impact of a full quarter of the newly combined Ingersoll Rand.
(2)
These “Additional Segment Adjusted EBITDA Adjustments” represent the impact of two months (January and February of 2020) of standalone legacy Ingersoll Rand Industrial Segment activity in the twelve month period ended December 31, 2020 and a full year of standalone legacy Ingersoll Rand Industrial Segment activity in the twelve month period ended December 31, 2019. The incremental corporate expenses not allocated to segments represent additional corporate expenses incurred by the Company to operate the newly combined Ingersoll Rand.

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com** **or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on June 15, 2022 for shares held directly and by 11:59 P.M. Eastern Time on June 13, 2022 for shares held in a Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

To attend the Meeting - Go to **www.virtualshareholdermeeting.com/IR2022**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on June 15, 2022 for shares held directly and by 11:59 P.M. Eastern Time on June 13, 2022 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D82581-P69423-Z82052

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INGERSOLL RAND INC.

The Board of Directors recommends you vote FOR the following proposals:

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Kirk E. Arnold	☐	☐	☐
1b. Elizabeth Centoni	☐	☐	☐
1c. William P. Donnelly	☐	☐	☐
1d. Gary D. Forsee	☐	☐	☐
1e. John Humphrey	☐	☐	☐
1f. Marc E. Jones	☐	☐	☐
1g. Vicente Reynal	☐	☐	☐
1h. Tony L. White	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

D82582-P69423-Z82052

INGERSOLL RAND INC.
Annual Meeting of Stockholders
June 16, 2022 10:30 a.m. EDT
This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) Vicente Reynal, Vikram Kini and Andrew Schiesl, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of INGERSOLL RAND INC. held of record by the undersigned at the close of business on April 20, 2022 that the undersigned is/are entitled to vote if personally present at the Annual Meeting of Stockholders to be held on June 16, 2022 at 10:30 a.m. EDT at www.virtualshareholdermeeting.com/IR2022 and at any adjournment or postponement thereof, and further authorize(s) such proxies to vote such shares in their discretion upon such other business as may properly come before the Annual Meeting of Stockholders and any adjournment or postponement thereof. The undersigned hereby acknowledge(s) receipt of the Proxy Statement and/or Notice of Internet Availability. The undersigned hereby revoke(s) all proxies heretofore given by the undersigned to vote at the Annual Meeting of Stockholders and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR Proposal 2 and FOR each of the director nominees listed on the reverse side. It will be voted in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting of Stockholders.

If you are a participant in the Ingersoll Rand Retirement Savings Plan (the "Plan"), this proxy card constitutes your instructions to Fidelity Management Trust Company, the Plan's trustee (the "Trustee"), as to how to vote the shares of Common stock of Ingersoll Rand Inc. in your plan account. The Trustee will vote the shares for which it does not receive instructions in the same proportion that it votes shares for which it received timely instructions, unless the Trustee determines that to do so would be contrary to law.

Continued and to be signed on reverse side